Exhibit 10.57

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

by and among

AMERICAN GOLF CORPORATION,

NGP REALTY SUB, L.P.,

SHANDIN HILLS GOLF CLUB

and

GOLF ENTERPRISES, INC.

as Sellers,

and

CNL INCOME PARTNERS, LP,

as Buyer,

joined in by

EVERGREEN ALLIANCE GOLF LIMITED, L.P.

as Buyer’s designee of certain Golf Course Properties and for other purposes described herein

and

PREMIER GOLF MANAGEMENT, INC.

solely for the purposes stated in Section 14.6 hereof

Dated as of October 29, 2007

- i -

ARTICLE 9 - ACCESS; APPROVED CONTRACTS AND LIQUOR LICENSES		37
9.1	Access to Property; Inspections	37
9.2	Due Diligence Complete	37
9.3	Assumption of Approved Contracts	37
9.4	Liquor Licenses	37

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES OF SELLER; SURVIVAL		39
10.1	Representations and Warranties of Seller	39
10.2	Knowledge of Sellers or Operator	47
10.3	Warranties Survive Closing	47
10.4	Limitation on Claims	48

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES OF BUYER; SURVIVAL		48
11.1	Representations and Warranties of Buyer	48
11.2	Representations and Warranties of EAGL	49
11.3	Representations and Warranties of EAGL Parent	50
11.4	Warranties Survive Closing	50

ARTICLE 12 - DISCLAIMER; AS-IS CONVEYANCE; DISCHARGE		51
12.1	Disclaimer	51
12.2	As Is Conveyance	51
12.3	Discharge	52

ARTICLE 13 - SELLER COVENANTS		52
13.1	Insurance to Remain in Force Through Closing	52
13.2	Maintenance and Operation of Property	53
13.3	Payment of Bills	53
13.4	Employees	54
13.5	Inventory	55
13.6	Termination of Operating Agreements	55
13.7	Efforts to Obtain Consents	55
13.8	Government Approvals	56
13.9	Litigation, Claims, or Proceedings	56
13.10	Taxes	56
13.11	Liens	56
13.12	Mechanic’s Liens	56
13.13	Violation of Representations	57
13.14	Golf Course Operating Restrictions	57
13.15	Governmental Inquiries	57
13.16	Representations and Warranties of Seller	57
13.17	Financial Statements	58
13.18	Survival of Covenants	58

ARTICLE 14 - BUYER COVENANTS		59
14.1	Employment	59

- ii -

14.2	LV Partner Consent	60
14.3	Buyer/EAGL Cooperation	60
14.4	Buyer’s and Sellers’ Delivery of Documents	60
14.5	Title Matters	60
14.6	Covenants Concerning EAGL	61
14.7	Environmental Assessments	62
14.8	Representations and Warranties of Buyer and EAGL	62

ARTICLE 15 - CONDITIONS PRECEDENT TO CLOSE THIS TRANSACTION		62
15.1	Buyer’s Conditions Precedent	62
15.2	Seller’s and Operator’s Conditions	63

ARTICLE 16 - DAMAGE AND DESTRUCTION; CONDEMNATION		63
16.1	Insured Casualty Not Permitting Release	63
16.2	Insured Casualty Permitting Release	64
16.3	Uninsured Casualty	64
16.4	Condemnation	65
16.5	Limit of Repair Costs	65

ARTICLE 17 - DEFAULTS; CANCELLATION OF ESCROW		65
17.1	Default Remedies of Buyer	65
17.2	Default Remedies of Sellers	67
17.3	Return of Documents	67

ARTICLE 18 - LIQUIDATED DAMAGES		67

ARTICLE 19 - MISCELLANEOUS		68
19.1	Indemnity	68
19.2	Addresses for Notices	69
19.3	Confidentiality	71
19.4	Other Documents	71
19.5	Amendments in Writing	71
19.6	Entire Agreement	71
19.7	No Presumption Regarding Drafter	71
19.8	Time of the Essence	72
19.9	Invalidity of any Provision	72
19.10	Counterparts	72
19.11	Brokers’ Commissions	72
19.12	Attorneys’ Fees	72
19.13	Applicable Law	72
19.14	Assignment by Buyer; Successors and Assigns	72
19.15	Excluded Property	73
19.16	No Third Party Beneficiaries	74
19.17	Jury Trial Waiver	74
19.18	Resolving Disputes	74
19.19	Transition	75

- iii -

EXHIBIT A INDEX OF DEFINED TERMS	A-1

- iv -

Index of Exhibits

Exhibit A	Index of Defined Terms
Exhibit B	Leases Relating to CNL Leasehold Properties
Exhibit C	Leases Relating to EAGL Leasehold Properties
Exhibit D	Allocated Purchase Price
Exhibit E	Ongoing Work at Golf Course Properties
Exhibit F	Form of Sublease
Exhibit G	Form of Special Warranty Deed
Exhibit H	Form of Las Vegas Assignment
Exhibit I	Form of Lease Assignment
Exhibit J	Form of Estoppel
Exhibit K	Form of Bill of Sale
Exhibit L	Form of Assignment of Contracts
Exhibit M	Form of Assignment of Membership Documents
Exhibit N	Form of Assignment of Rights Against Trust
Exhibit O	Form of Assignment of Water Documents
Exhibit P	Non-Foreign Status Affidavit
Exhibit Q-1	Seller Bringdown Certificate
Exhibit Q-2	Buyer/EAGL Bringdown Certificate
Exhibit R	Form of Las Vegas Memorandum of Management Contract
Exhibit S	SPE Charter Provisions

- v -

Index of Schedules

Schedule 2.1(A)	List of Contracts
Schedule 2.1(B)	Excluded Contracts
Schedule 2.1(C)	Licenses and Permits
Schedule 2.1(D)	Membership Documents
Schedule 2.1(E)	Private Clubs
Schedule 3.4	Tangible Personal Property
Schedule 3.6(e)	POS Sharing Pool
Schedule 3.7(a)	Equipment Leases; Leased Equipment
Schedule 4.1(i)	Golf Course Property Subject to Environmental Site Assessments
Schedule 4.3	Substitute Leasehold Property Purchase Price Methodology
Schedule 5.3(d)	Properties Membership Deposit Liabilities
Schedule 6.2(e)	Required Landlord Consents
Schedule 6.2(l)	Required Landlord Consents
Schedule 7.1	Title Objections
Schedule 7.2	Seller Title Undertakings
Schedule 9.4(a)	Liquor Licenses
Schedule 10.1(a)	Consents
Schedule 10.1(e)	Government Approval Deficiencies
Schedule 10.1(g)	Non-Compliance with Legal Requirements
Schedule 10.1(h)	Litigation
Schedule 10.1(i)	Condemnation
Schedule 10.1(j)	Labor Matters
Schedule 10.1(n)	Access Interruptions
Schedule 10.1(p)	Names, Trademarks, Logos
Schedule 10.1(q)	Membership Documents
Schedule 10.1(r)	Environmental Matters
Schedule 10.1(u)	Taxes
Schedule 10.1(x)	Water Rights
Schedule 10.1(y)	Bookings
Schedule 10.1(bb)	Cemeteries
Schedule 10.2	Knowledge of Sellers or Operator
Schedule 11.1(c)	Required CNL Consents
Schedule 11.2(c)	Required EAGL Consents
Schedule 11.3(c)	Required EAGL Parent Consents
Schedule 13.2	Maintenance Programs
Schedule 13.15	Government Access Rights

- vi -

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Joint Escrow Instructions (this “Agreement”) is made and entered into as of the 29th day of October (the “Effective Date”) by and among:

1. NGP REALTY SUB, L.P., a Delaware limited partnership (“NGP”), AMERICAN GOLF CORPORATION, a California corporation (“AGC”), and by SHANDIN HILLS GOLF CLUB, a California corporation and GOLF ENTERPRISES, INC., a Kansas corporation, each being affiliates of NGP and/or AGC, on the one hand, as sellers, and

2. CNL INCOME PARTNERS, LP, a Delaware limited partnership (“CNL” and, together with assignees or designees thereof permitted under Section 19.14, the “Buyer”), on the other hand, as buyer,

and is joined in by

3. EVERGREEN ALLIANCE GOLF LIMITED, L.P., a Delaware limited partnership (together with assignees or designees thereof permitted under Section 14.6, “EAGL”), as the approved designee or lessee of Buyer for purposes of taking direct fee or leasehold title, as applicable, to the EAGL Fee Properties and the EAGL Leasehold Properties identified below (and for other purposes described herein); and

4. PREMIER GOLF MANAGEMENT, INC. a Delaware corporation (“EAGL Parent”), solely for the purposes described in Section 14.6 hereof.

RECITALS

A. NGP owns a fee simple interest in each of the golf course properties identified in Table A (“Table A” ) below (each, a “CNL Fee Property”):

TABLE A

	Property Name	Owner	Address
1	Mission Hills Country Club	NGP	1677 W. Mission Hills Rd., Northbrook, IL 60062
2	Eagle Brook Country Club	NGP	2288 Fargo Blvd., Geneva. IL 60134
3	Majestic Oaks Golf Club	NGP	701 Bunker Lake Blvd., Ham Lake, MN 55304
4	Ruffled Feathers Golf Club	NGP	1 Pete Dye Drive, Lemont, IL 60439
5	Tamarack Golf Club	NGP	24032 Royal Worlington Drive, Naperville, IL 60564
6	Continental Golf Course	NGP	7920 East Osborn Road, Scottsdale, AZ 85251
7	Desert Lakes Golf Course	NGP	5835 Desert Lakes Drive, Bullhead City, AZ 86427

8	Tatum Ranch Golf Club	NGP	29888 N. Tatum Ranch Drive, Cave Creek, AZ 85331
9	Kokopelli Golf Club	NGP	1800 W. Guadalupe Rd., Gilbert, AZ 85233
10	Arrowhead Country Club (AZ)	NGP	19888 North 73rd Avenue, Glendale, AZ 85308
11	Legend at Arrowhead, The	NGP	21027 N. 67th Avenue, Glendale, AZ 85308
12	London Bridge Golf Course	NGP	2400 Club House Drive, Lake Havasu, AZ 86406
13	Superstition Springs Golf Club	NGP	6542 E. Baseline, Mesa, AZ 85206
14	Foothills Golf Club, The	NGP	2201 East Clubhouse Drive, Phoenix, AZ 85048
15	Stonecreek Golf Club	NGP	4435 East Paradise Village Parkway So., Phoenix, AZ 85032
16	Painted Desert Golf Club	NGP	5555 Painted Mirage Road, Las Vegas, NV 89129
17	Ancala Country Club	NGP	11700 East Via Linda, Scottsdale, AZ 85259
18	Deer Creek Golf Club	NGP	7000 W. 133rd St., Overland Park, KS 66209
19	Tallgrass Country Club	NGP	2400 N. Tallgrass Ps., Wichita, KS 67226
20	Arrowhead Golf Club (CO)	NGP	10850 W. Sundown Trail, Littleton, CO 80125
21	Hunt Valley Golf Club	NGP	14101 Phoenix Rd., Phoenix, MD 21131
22	Meadowbrook Golf & Country Club	NGP	P.O. Box 96, Broken Arrow, OK 74013

B. NGP owns a fee simple interest in each of the golf course properties identified in Table B (“Table B” ) below (each an “EAGL Fee Property”):

TABLE B

	Property Name	Owner	Address
1	Fowler’s Mill Golf Course	NGP	13095 Rockhaven Rd., Chesterland, OH 44026
2	Royal American Links Golf Club	NGP	3300 Miller Paul Road, Galena, OH 43021
3	Oakhurst Country Club	NGP	3223 Norton Road, Grove City, OH 43123
4	Brandywine Country Club	NGP	6904 Salisbury Road, Maumee, OH 43537
5	Bent Tree Golf Club	NGP	350 Bent Tree Road, Sunbury, OH 43074

C. Shandin Hills Golf Club, an affiliate of NGP and AGC, holds a leasehold interest in the golf course property identified as Shandin Hills in Table C (“Table C” ) below, and AGC, holds a leasehold interest in the rest of the golf course properties identified in Table C

(each a “CNL Leasehold Property”), all pursuant to the Lease identified with respect to each such CNL Leasehold Property on Exhibit B:

TABLE C

	Property Name	Tenant	Address	Landlord
1	David L. Baker Memorial Golf Center	AGC	10410 Edinger Avenue, Fountain Valley, CA 92708	County of Orange
2	Meadowlark Golf Course	AGC	16782 Graham St., Huntington Beach, CA 92649	City of Huntington Beach
3	Micke Grove Golf Course	AGC	11401 N. Micke Grove Road, Lodi, CA 95240	County of San Joaquin
4	Shandin Hills Golf Club	Shandin Hills Golf Club	3380 Little Mountain Drive, San Bernadino, CA 92407	Rec. Agency of the City of San Bernardino
5	Forest Park Golf Course	AGC	6141 Lagoon Drive, St. Louis, MO 63112	City of St. Louis

D. AGC owns a leasehold interest in the golf course properties identified in Table D (“Table D” ) below (each an “EAGL Leasehold Property”), pursuant to the Lease identified with respect to such EAGL Leasehold Property on Exhibit C:

TABLE D

	Property Name	Tenant	Address	Landlord
1	Fresh Meadow Golf Club / Fresh Meadow Practice Center	AGC	2144 S. Wolf Road, Hillside, IL 60162	Catholic Bishop of Chicago
2	Mill Creek Golf Club	AGC	39 West 525 Herrington, Geneva, IL 60134	Mill Creek County Club, Inc.
3	Columbia Country Club	AGC	2210 Country Club Drive, Columbia, MO 65201	Columbia Missouri Investment Co.
4	St. Peters Golf Course	AGC	200 A Salt Lick Road, St. Peters, MO 63376	City of St. Peters
5	Park Hill Golf Course / Park Hill Golf	AGC	4141 East 35th Avenue, Denver, CO 80207	The Clayton Foundation
6	Thorncreek Golf Course	AGC	13555 N. Washington Street, Thornton, CO 80241	City of Thornton
7	Collins Park Golf Course	AGC	624 Reineck Drive, Toledo. OH 43605	City of Toledo
8	Detwiler Golf Course	AGC	4001 N. Summit Street, Toledo, OH 43611	City of Toledo
9	Ottawa Park Golf Course	AGC	1 Walden Pond, Toledo, OH 43606	City of Toledo

E. The Las Vegas Seller owns a 50% partnership interest in the Las Vegas Partnership, which is the holder of a leasehold interest in the Las Vegas Golf Club, located at 4300 W. Washington Ave., Las Vegas, NV (“Las Vegas GC”).

F. Subject to the satisfaction of the terms and conditions set forth in this Agreement, the Buyer desires (i) to purchase the CNL Fee Properties from the Owners thereof (and lease them to EAGL), (ii) to acquire and assume the leasehold interest of each Tenant in the CNL Leasehold Properties (and sublease them to EAGL), (iii) to acquire the Las Vegas Seller’s 50% partnership interest in the Las Vegas Partnership (and lease the Las Vegas GC to EAGL or engage EAGL to manage the Las Vegas GC, as applicable), (iv) to cause EAGL to acquire the EAGL Fee Properties, and (v) to cause EAGL to acquire and assume the leasehold interest in the EAGL Leasehold Properties.

G. Subject to the satisfaction of the terms and conditions set forth in this Agreement, the Sellers desire (i) to sell the CNL Fee Properties to Buyer, (ii) to assign and convey the Las Vegas Seller’s 50% partnership interest in the Las Vegas Partnership to Buyer, (iii) to assign and convey the leasehold interest of each Tenant in the CNL Leasehold Properties to Buyer, (iv) to convey the EAGL Fee Properties to EAGL, and (v) to convey and assign the leasehold interest in the EAGL Leasehold Properties to EAGL.

H. The transactions described in recitals F and G above, and the transfer of Associated Property and other rights and obligations described herein, are sometimes referred to herein as the “Acquisition.”

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which each of the parties acknowledges, the parties agree as follows:

TERMS OF AGREEMENT

ARTICLE 1 - AGREEMENT TO SELL AND PURCHASE

Subject to the terms and conditions contained in this Agreement, each Seller agrees to sell and assign to Buyer or EAGL, as applicable, and Buyer and EAGL agree to acquire and assume, all of Sellers’ right, title and interest in and to the Las Vegas Interest and the Golf Course Properties owned, leased or operated by it, together with all Improvements, Appurtenances, Goods and Inventory, Licenses and Permits (to the extent transferable), Water Rights (to the extent transferable) and other Personal Property (except Excluded Property) associated therewith (to the extent transferable) (as to each such Golf Course Property, the “Associated Property”). Notwithstanding anything in this Agreement to the contrary, unless and until the Closing occurs, the rights and obligations of the “Buyer” hereunder shall be vested exclusively in CNL (except for EAGL’s obligations under Sections 14.3, 14.4, 19.3 and 19.19). In the event that the Closing does not occur, neither EAGL nor any Person other than CNL shall have any rights or Claims against Sellers other than Sellers’ Surviving Obligations that relate to EAGL. At the time of Closing, and provided the conditions set forth in Section 14.6 regarding the assignment of rights to EAGL have been satisfied, CNL shall assign to EAGL the Buyer’s rights hereunder to take title to the EAGL Properties, following which, the rights and obligations of Buyer with respect to the EAGL Properties shall be vested in EAGL; provided, however, that CNL shall not be relieved of (a) any liability of Buyer hereunder with respect to any obligations that EAGL fails to satisfy as the “Buyer” hereunder if and to the extent such failure arose during the period prior to such assignment or (b) CNL’s liability under Section 5.3(b). Except as provided in the preceding sentence, CNL shall be released of all liability of Buyer with respect to the EAGL Properties arising from and after such assignment. Buyer intends to lease or to sublease the CNL Properties to EAGL, on terms mutually agreeable to Buyer and EAGL, and to cause EAGL to acquire the EAGL Properties, but Buyer’s obligations hereunder are not contingent on EAGL’s agreement to take a sublease of the CNL Properties or to acquire the EAGL Properties.

ARTICLE 2 - DEFINED TERMS

2.1 Defined Terms. Terms used in this Agreement with initial capital letters shall have the meanings given to them herein. Exhibit A hereto contains an index of the Sections or other portions of this Agreement where particular terms are defined. The term “party” refers to the Buyer, EAGL, EAGL Parent or any of the Sellers. In addition, the following terms used in this Agreement and not elsewhere defined herein have the meanings given to them below:

“Allocated Purchase Price” means (a) as to each CNL Property, the portion of the Purchase Price allocated to such CNL Property on Exhibit D and (b) as to each EAGL Property, zero.

“Approved EAGL Subsidiary” means a limited liability company or other Person reasonably acceptable to Sellers that is wholly owned by EAGL and whose charter documents (a) limit its business activities to the ownership, use, operation and maintenance of one or more of the EAGL Fee Properties (and activities reasonably related thereto) and (b) contain covenants substantially similar to those set forth on Exhibit S attached hereto

“Appurtenances” means all right, title and interest of the applicable Seller in all appurtenances, hereditaments, easements, and adverse possession claims, reversionary rights, all right, title, interest, and benefit, if any, of Sellers in and to adjacent streets, roads, alleys, and sewers (public or private, open or closed), and all other rights, approvals, privileges, and entitlements belonging to or running with the Land associated with any Golf Course Property.

“Audit Letter Agreement” means that certain letter agreement between CNL and AGC dated August 6, 2007, with respect to certain auditing activity to be performed by Sellers’ accountants for the benefit of Buyer.

“Bookings” means all tournaments, banquets, meetings and other functions held or scheduled to be held from time to time at the Golf Course Properties.

“Bringdown Certificate” means (a) as to Sellers, a certificate in the form of Exhibit Q-1, pursuant to which Sellers make the representations and warranties described therein as of the Closing Date and (b) as to Buyer, EAGL and EAGL Parent, a certificate in the form of Exhibit Q-2, pursuant to which such party makes the representations and warranties described therein as of the Closing Date.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday observed by the State of Delaware or the United States of America.

“Buyer Default” means a condition precedent to Seller’s obligations described in Section 15.2 is not satisfied as of the Closing Date.

“Buyer Surviving Obligations” means the obligations of Buyer and/or EAGL under Sections 9.1, 13.17, 14.1, 14.4, 19.3 and 19.11.

“Claims” means all claims, demands, lawsuits, actions, causes of action, proceedings, liabilities, damages, costs, losses, and expenses, including reasonable attorneys’ fees, court costs and litigation expenses.

“Contracts” means all contracts and agreements listed and described on Schedule 2.1(A) pertaining to the ownership, operation, management, alteration, repair, improvement, maintenance, and use of each Golf Course Property, to the extent the same may be assigned to Buyer or EAGL, including Membership Documents, contracts for maintenance, repair, product or equipment service, pest control, janitorial services, supply of Goods and Inventory, and supply of energy and utility services, but excluding any Excluded Contracts.

“DGP Trust” means the David G. Price Trust, dated March 5, 1998.

“DPP Trust” means the Dallas P. Price Trust, dated May 14, 1998.

“Effective Date” means the effective date of this Agreement as set forth in the preamble.

“Environmental Laws” means applicable Legal Requirements relating to pollution or the protection of human health and the environment, and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Excluded Contracts” means “national contracts” or similar arrangements (Sellers’ rights under which shall be Excluded Property) pursuant to which goods and services are provided under special pricing arrangements to one or more Golf Course Properties and to other Seller operated properties that are not covered by this Agreement, a list of which is set forth on Schedule 2.1(B).

“Fee Properties” means the CNL Fee Properties and the EAGL Fee Properties.

“Golf Course Properties” means Las Vegas GC and the golf course properties identified in Tables A, B, C and D; each individual Golf Course Property is sometimes identified herein by the name given to such Golf Course Property in the first column of Tables, A, B, C and D.

“Goods and Inventory” means all food and beverage items and inventory, and all professional shop merchandise, goods and inventory at any Golf Course Property (other than liquor or other inventory items that may not legally be conveyed).

“Governmental Approvals” means all licenses, permits, certificates of occupancy, authorizations or approvals from any Governmental Authority necessary for the ownership, occupancy, maintenance or use of each Golf Course Property as currently conducted pursuant to all Legal Requirements, including all of the Licenses and Permits.

“Governmental Authority” means any United States national, federal, state, provincial, county, municipal, or local governmental, regulatory or administrative authority, agency, instrumentality, board or commission, or any subdivision, agency or instrumentality thereof, having jurisdiction over any of the Golf Course Properties or the operations thereon.

“Improvements” means all existing buildings, structures, fixtures, and other improvements located on the Land, including, to the extent present on a Golf Course Property, the golf course, the club houses, all cart paths, tees, greens, holding ponds, water wells, effluent systems, irrigation lines, drainage facilities, pump stations, cart barns, maintenance buildings, entrance signage, and pavilions located thereon, all roads, walkways or paving, any tennis facilities, swimming pools or driving ranges, and all building systems, facilities, fixtures, machinery, equipment, and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer, and water facilities, all associated landscaping, irrigation systems, parking facilities and other improvements located on the Land (including all replacements or additions to any of the foregoing between the Effective Date and the Closing Date or Follow-on Closing Date, as applicable).

“Joint Venture Agreement” that certain Joint Venture Agreement of Las Vegas Golf Club Joint Venture, executed February 26, 1999.

“Known Matters” means any information known to or provided to Buyer or EAGL, as applicable, from whatever source, including information contained in the Due Diligence Materials, information obtained as a result of Buyer’s due diligence tests, investigations and inspections of the Golf Course Properties or information that is contained in a written notice or any documentation provided by any Seller, Operator or their agents or employees, that discloses a breach of any of the representations, warranties or covenants made by Operator or Sellers in this Agreement or in any of the Seller Conveyancing Documents or that contradicts any such representations and warranties, or that discloses that any such representations, warranties or covenants is untrue or incorrect.

“Land” means the land underlying each Golf Course Property.

“Landlord” means the Person identified as the Landlord of a Leasehold Property in Table C or D and, in the case of Las Vegas GC, the LV Landlord.

“Landlord’s Consent” means (a) as to Las Vegas GC, the LV Landlord’s Consent, and (b) as to any Leasehold Property, any consent of the Landlord or the Landlord’s Lender necessary for the valid assignment or sublease of the Lease applicable thereto and the sublease and/or sub-sublease from Buyer to EAGL related thereto on terms reasonably acceptable to the Landlord or Landlord’s Lender (provided that the Landlord or Landlord’s

Lender does not require terms that would materially alter the rights or obligations of the Buyer and/or EAGL under the applicable Lease, including increasing or expanding the obligations of Buyer and/or EAGL thereunder, or under the form of sublease agreed to between Buyer and EAGL for the Golf Course Properties, and provided, further that the terms of the sublease between Buyer and EAGL do not materially alter the rights or obligations of the lessee or tenant under the applicable Lease or diminish the Landlord’s rights against the lessee or tenant under such Lease).

“Landlord’s Lender” means, as to any Leasehold Property, one or more holders of a mortgage, deed of trust or similar lien on the Landlord’s interest therein, to the extent that such Person’s consent is necessary for the valid assignment or sublease of the Lease applicable thereto.

“Las Vegas Interest” means the 50% partnership interest in the Las Vegas Partnership that is owned by the Las Vegas Seller.

“Las Vegas Partnership” means Las Vegas Golf Club Joint Venture, a Nevada general partnership, the Tenant of Las Vegas GC.

“Las Vegas Seller” means Golf Enterprises, Inc., a Kansas Corporation.

“Lease” means, as to each Leasehold Property, the lease agreement, concession agreement and/or management contract described with respect to such Leasehold Property (and with respect to Las Vegas GC) on Exhibit B and Exhibit C.

“Leasehold Properties” means the CNL Leasehold Properties (including, if applicable, any Substitute Leasehold Property) and the EAGL Leasehold Properties.

“Legal Requirements” means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, orders, directions, and requirements of all Governmental Authorities, including zoning or subdivision regulations, and urban redevelopment plans governing or regulating the use or operation of the Property.

“Licenses and Permits” means all (i) licenses, permits, certifications, authorizations, approvals, certificates of occupancy, and entitlements issued, approved, or granted by any Governmental Authority and relating to the operation, ownership, or maintenance of the Properties or any part thereof, including, licenses necessary for the sale or service of alcoholic beverages at the Golf Course Properties, and (ii) development rights if any way related to or used in connection with the Properties and their operations; all of which are listed on the attached Schedule 2.1(C).

“LV Landlord” means the City of Las Vegas, Nevada.

“LV Landlord’s Consent” means the consent of the LV Landlord to (i) the transfer of the Las Vegas Interest to Buyer (to the extent the Lease for the Las Vegas GC requires the consent of the LV Landlord to such transfer), and (ii) the submanagement contract between the Las Vegas Partnership and EAGL.

“LV Partner” means Nevada Links, Inc., a Nevada Corporation, the owner of the other 50% interest in the Las Vegas Partnership.

“LV Partner Consent” means the consent of LV Partner to the transfer of the Las Vegas Interest to Buyer and to the termination of the existing management agreement with AGC, and the execution of a new submanagement agreement/sublease with EAGL on terms that are consistent with the terms of the leases to be entered into between EAGL and CNL with respect to the CNL Properties and that are economically not less favorable to the Las Vegas Partnership than the existing management agreement (which consent shall contain a representation and warranty by the LV Partner that there are no outstanding purchase options, shares, certificates, or other evidences of ownership interest in the LV Partner’s interest in the Las Vegas Partnership other than restrictions and rights of first offer described in the Joint Venture Agreement).

“Material Adverse Effect” means any change, effect, circumstance, condition or event that has, or any changes, effects circumstances, conditions or events that, in the aggregate, have, a material adverse effect on a Golf Course Property, but excluding any circumstances affecting the operations of the Golf Course Properties to the extent related to (a) conditions in the United States or global economy generally, (b) general changes in market conditions (including changes in legal, regulatory or business conditions or changes in weather conditions), (c) changes in GAAP, (d) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes, floods, rain or other natural acts (provided, however, that this clause (e) shall not impair the Buyer’s rights described herein with respect to any damage to the Property caused by those events), or (f) any action taken by a Seller at the written request or with the written consent of the Buyer or EAGL.

“Material Contract” means a Contract entered into after the Effective Date that (a) is not entered into in the ordinary course of business, (b) is not for a capital expenditure and would require Buyer or EAGL to expend more than $10,000 in the aggregate under such Contract, (c) would not be fully performed within one (1) year after such Contract is entered into, (d) would result in an encumbrance on a Golf Course Property or (e) is for a capital expenditure exceeding $25,000.

“Material Environmental Condition” means a matter identified in any environmental site assessment received by Buyer with respect to a Golf Course Property: (a) that was not disclosed by any of the environmental site assessments, due diligence reports or other materials made available to Buyer by Sellers as part of the document delivery referred to in Section 8.1, (b) that such environmental site assessment identifies as a “recognized environmental condition” for which the consultant recommends additional investigation or remediation and (c) that, in terms of remediation costs or any resulting inability to use the Golf Course Property as currently conducted, could reasonably be expected to have a Material Adverse Effect.

“Membership Documents” means the applications, membership agreements, bylaws, rules and regulations and other, terms or provisions signed by or binding upon the members at any Private Club which are, in all material respects, listed on the attached Schedule 2.1(D).

“Operating Agreement” means any operating lease or operating agreement or management contract pursuant to which the Operator manages the operation of the Golf Course Properties for the Owners.

“Operator” means AGC, as operator of the Golf Course Properties under any Operating Agreement.

“Owner” means the Person identified as the Owner of a Fee Property on Table A or B.

“Permitted Exceptions” means (a) all exceptions to title currently reflected on the Commitments heretofore obtained by Buyer with respect to each of the Golf Course Properties (except those exceptions listed on Schedule 7.1), (b) liens securing obligations under Equipment Leases that are assumed or entered into by Buyer or EAGL pursuant to Section 3.7, (c) mechanics’ liens for work permitted and contemplated to be performed at the Golf Course Properties, as described on Exhibit E, or liens securing purchase obligations incurred in the ordinary course of business, in each case to the extent the amounts secured thereby are not yet due and payable (it being agreed that Sellers shall pay in full all amounts due and payable under the foregoing obligations through the date of Closing, subject to the right of Sellers to contest any such payment obligation in good faith by appropriate proceedings, provided that Sellers agree to grant the Title Company such indemnity agreements as the Title Company may reasonably require to insure over the possibility of liens that may result from the nonpayment thereof), (d) liens for taxes not yet due and payable, and (e) such matters as Buyer may approve, pursuant to Section 14.5.

“Person” means an individual, a corporation, a partnership, a Governmental Authority, a limited liability company or any other entity having legal identity.

“Personal Property” means the Tangible Personal Property and the Intangible Personal Property (including all Water Rights and all rights under Approved Contracts that arise on or after the Closing Date).

“Private Club” means any Golf Course Property that admits members, whether on a fully private or semi-private basis, which are listed on the attached Schedule 2.1(E).

“Property Default” means, with respect to a Golf Course Property, (a) a representation or warranty made by Sellers, as it affects such Golf Course Property, is untrue or misleading or (b) Sellers have failed to satisfy their covenants and comply with their obligations under this Agreement as they relate to such Golf Course Property, and in either case the effect is a Material Adverse Effect.

“Refundable Membership Deposit” means the obligation of the owner or operator of certain golf course properties owned or operated by AGC or certain affiliates thereof to refund the membership deposit paid by a member on the 30th anniversary following the date such member was admitted to membership at such golf club, all as set forth in the Membership Documents.

“Seller Conveyancing Documents” means each Deed, Sublease, Lease Assignment, Tenant Estoppel, Bill of Sale, Assignment of Contracts, Assignment of Membership Documents, Assignment of Rights Against Trust, Assignment of Water Documents, Las Vegas Assignment, and Bringdown Certificate executed and delivered by any Seller.

“Seller Default” means that a condition precedent to Buyer’s obligations described in Section 15.1(b) or 15.1(d) of this Agreement is not satisfied as of the Closing Date.

“Sellers Payables” means all accounts payable of Sellers which were incurred or accrued in connection with the operation of the Golf Course Properties, to the extent they relate to the period preceding the Closing Date.

“Seller Receivables” means any of the following that have been invoiced for payment but not yet paid as of the Closing Date: (1) membership dues, charges, handicap fees, driving range fees, golf club storage fees, locker fees and trail fees and other invoiced charges with respect to the Golf Course Properties; (2) amounts with respect to Bookings occurring prior to the Closing Date; and (3) any other receivables of Seller or Operator with respect to the Golf Course Properties which, as of the Closing Date, have been invoiced but not paid (but excluding payments coming due on or after the Closing Date under financing arrangements permitting the payment over time of membership initiation fees and membership deposits).

“Seller Surviving Obligations” means the obligations of Sellers and/or the Operator under Sections 19.3 and 19.11.

“Sellers” means, collectively, (a) AGC or NGP, as identified in Tables A, B, C or D as the Owner or Tenant of the Golf Course Properties (other than Las Vegas GC and Shandin Hills Golf Club), (b) for Las Vegas GC, the Las Vegas Seller and (c) for Shandin Hills Golf Club, Shandin Hills Golf Club, an Affiliate of AGC and NGP. With respect to items of Personal Property and other rights at the Golf Course Properties that are owned by the Operator, “Seller” means the Operator as the owner of such Personal Property or other rights, to the extent the same are required by the terms hereof to be conveyed to Buyer or EAGL.

“Subleased Property” means any Leasehold Property that is subleased to CNL or EAGL in lieu of an assignment of the applicable Lease pursuant to an election provided for in Section 3.8 or Section 4.3(b).

“Tenant” means the Person identified as the Tenant of a Leasehold Property in Table C or D hereof (and the Las Vegas Partnership, with respect to the Las Vegas GC).

“Textron” means, as applicable, EZ-Go, a division of Textron, Inc., and Turf and Specialty Products, a division of Textron, Inc.

“Textron Leases” means Equipment Leases entered into with Textron, a list of which is included as part of Schedule 3.7(a), the terms of which leases are subject to confidentiality provisions that prohibit their disclosure.

“Trust Assumed Membership Deposit Liability” means the obligation of the Trusts under the Trust Assumption Agreement to refund certain Refundable Membership Deposits at the Golf Course Properties and certain other golf course properties.

“Trust Assumption Agreement” means that certain Amended and Restated Membership Deposit Assumption Agreement dated as of September 14, 2002, by and among AGC, the DPP Trust and the DGP Trust.

“Trust Covered Property Liabilities” means that portion of the Trust Assumed Membership Deposit Liability that relates to the Golf Course Properties (or any Substitute Leasehold Property) conveyed to Buyer or EAGL pursuant to this Agreement.

“Trusts” means the DGP Trust and the DPP Trust.

“Warranties” means all guaranties and warranties in effect with respect to the Properties or any portion thereof, which, by their terms, survive Closing, including, all guaranties and warranties of contractors, materialmen, manufacturers, mechanics, or suppliers who have been engaged by Sellers or any of their agents to furnish labor, materials, equipment, or supplies to all or any portion of the Properties.

“Water Rights” means all right, title and interest, if any, of any Seller in water rights, riparian rights, appropriative rights, water allocations, water permits, water agreements and water stock that may be associated with a Golf Course Property, including all rights and interests under any water documents identified on Schedule 6.2(l).

2.2 Principles of Construction. Unless otherwise expressly provided herein, and unless the context in which any term is used plainly requires a different construction:

(a) any term used or defined in the singular shall include its plural form, and any term used or defined in the plural shall include its singular form;

(b) references to “Articles,” “Sections,” “Schedules,” “Exhibits” or the “preamble” shall be to articles, sections, schedules, exhibits or the preamble of or to this Agreement;

(c) references to this Agreement shall include a reference to all of the schedules, exhibits and other appendices hereto, as the same may be amended, modified, supplemented or replaced from time to time;

(d) all references to a particular Person shall include a reference to such Person’s successors and permitted assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(e) the words “herein,” “hereinafter,” “hereof,” “hereto,” “hereunder” and similar words shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement;

(f) references to any agreement, document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time;

(g) the use of the word “including” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” or “including, but not limited to” and shall not be construed to mean that the examples given are an exclusive list;

(h) references to any applicable laws shall include rules and regulations promulgated thereunder and shall mean a reference to such laws, rules and regulations as they may be amended, modified, supplemented, restated and in effect from time to time;

(i) the titles, captions or headings of the Articles, Sections, Schedules and Exhibits herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement or any part thereof; and

(j) a reference to a day is to be interpreted as the period of time commencing at midnight and ending twenty four (24) hours later.

ARTICLE 3 - THE PROPERTY

The property to be sold, assigned, purchased, assumed and delivered pursuant to this Agreement includes all of the following with respect to each Golf Course Property to be conveyed hereunder (including any Substitute Leasehold Property), and all of the following shall be deemed to be included in the term “Property”:

3.1 Fee Properties. Each Owner’s right, title and interest in and to each of the Fee Properties, including (a) a fee simple interest in the Land underlying each Fee Property, (b) the Improvements, (c) all Water Rights, if any, and (d) all Appurtenances.

3.2 Interest in Las Vegas GC. Subject to obtaining the LV Partner Consent and the LV Landlord’s Consent, all of the right, title and interest of the Las Vegas Seller in the Las Vegas Interest.

3.3 Leasehold Properties. The applicable Tenant’s ground lease estate and all right, title and interest of such Tenant under each Lease arising from and after the Closing Date (or, as it relates to a Subleased Property, a sublease interest under such Lease).

3.4 Tangible Personal Property. Subject to Section 3.6, all tangible personal property owned by AGC or any other Seller located on or used in the operation, maintenance or repair of the applicable Golf Course Property or improvements, including: (a) all fixtures, furniture, furnishings, equipment, materials, machinery, tools, repair parts, goods, supplies, televisions, communications equipment, kitchen utensils, glassware, china, appliances, ground maintenance equipment, computer systems and equipment, hardware and equipment relating to the point of sale system, gasoline and lubricants, fertilizer, seed, sand, chemicals, irrigation parts and supplies, including the items described on Schedule 3.4 (as the same may be supplemented based on inventories to be conducted prior to Closing) and (b) all Goods and Inventory (the foregoing shall be referred to herein collectively as the “Tangible Personal Property”).

3.5 Intangible Personal Property. Subject to Section 3.6, all right, title, and interest of AGC or any other Seller in and to the intangible personal property used in or otherwise appurtenant to the operation and use of each applicable Golf Course Property or the associated Tangible Personal Property, including: (a) all Governmental Approvals; (b) all reports, technical studies and architectural and engineering plans, specifications and drawings, if any; (c) all rights of the applicable Seller under all Approved Contracts that arise from and after the Closing Date; (d) any proprietary rights in the name under which each Golf Course Property is operated, and any variations thereof (the “Course Names”), including course specific, stand alone internet sites and domain names relating to the Golf Course Properties; (e) trade names, trademarks, service marks, logos and other intellectual property with respect to the Course Names, including all common law and statutory rights thereunder and all goodwill associated therewith; (f) software used in the operations of the Golf Course Properties (to the extent transfer would not violate the licensing or other agreements associated therewith); (g) all Warranties; (h) subject to Section 3.6(a), book and records, membership files and membership lists (including, to the extent available and transferable without violating Legal Requirements, telephone numbers and fax numbers); (i) Seller’s Receivables in accordance with Section 5.2(b); and (j) all rights and proceeds arising from any existing condemnation proceedings concerning a Golf Course Property received by Sellers prior to Closing (the foregoing shall collectively be referred to herein as the “Intangible Personal Property”).

3.6 Excluded Property. Notwithstanding anything contained in this Article 3 to the contrary, the Property to be transferred excludes the following property or property interests (“Excluded Property”), provided that property or property interests of the kinds described below that relate to the Las Vegas GC and are owned by the Las Vegas Partnership shall not be deemed to be Excluded Property but shall instead remain the property of the Las Vegas Partnership:

(a) all books, records and databases of the Operator or any Owner or Tenant (except for non-proprietary books and records located at the Golf Course Properties pertaining exclusively to the operation thereof, it being understood and agreed that any books and records consisting of databases showing only (i) member lists, if applicable, of any Private Club (and, if the Acquisition results in the sale of all golf course properties owned, leased or operated by Sellers or their affiliates in the market in which a Golf Course Property is located, and to the extent they may be lawfully transferred, customer and mailing lists (and related databases, if any) relating to the Golf Course Properties located in that market), (ii) accounts receivable relating to the individual Golf Course Properties, (iii) Bookings and tee times scheduled after the Closing and (iv) financial records, Membership Documents, and property tax records for each Golf Course Property, are not considered proprietary for purposes of this Section 3.6(a), but books and records pertaining to overall business operations of the Operator or any Seller, including employment, marketing, business and firm-wide or market-wide operations plans and policies shall be considered proprietary and therefore Excluded Property);

(b) cash on hand at any Golf Course Property or any interest of the Operator or any Owner or Tenant in any banking or financial institution accounts or any deposit or safety deposit boxes;

(c) compensation and payroll records or employee benefit plans and benefit arrangements and information, provided that this Section 3.6(c) shall not limit Buyer’s right to receive any of the information described in Section 13.4 including schedules of payscales, benefits and sick leave unless otherwise prohibited by any Legal Requirement;

(d) to the extent not otherwise excluded pursuant to subclause (a) above, policy manuals, business plans and information, marketing plans and information, data bases, and any other materials, systems or information proprietary to any Sellers

(e) software related to the “Point of Sale” system used at the Golf Course Properties and equipment and software related to the “Kronos” system used by the Operator or any Owner or Tenant at the Golf Course Properties, including all tee time software, to the extent the foregoing would require the consent of a third party in order to transfer the same, provided that Sellers shall reasonably cooperate in any attempt by Buyer to obtain such consent as long as the applicable software does not contain any proprietary information of the Operator or any Owner or Tenant, and if the applicable consent is obtained prior to the Closing Date, then the applicable software which does not contain any such proprietary information shall not constitute Excluded Property; attached hereto as Schedule 3.6(e) is a protocol relating to the use of certain hardware and software relating to the Point of Sale system and other operational matters during the ninety (90) day period following the Closing Date; to the extent Buyer or EAGL does not intend to use the hardware and equipment used in the “Point of Sale” system, such hardware and equipment shall also be Excluded Property;

(f) any other computer software being used at any of the Golf Course Properties which would require the consent of a third party in order to transfer the same (excluding any software related to the irrigation system located at each Golf Course, which shall not be Excluded Property), provided that the Operator or the applicable Owner or Tenant shall reasonably cooperate in any attempt by Buyer to obtain such consent as long as the applicable software does not contain any proprietary information of the Operator or such Owner or Tenant, and if the applicable consent is obtained prior to the Closing Date, then the applicable software which does not contain such proprietary information shall not constitute Excluded Property;

(g) all product and service warranties and guaranties to the extent relating to the period prior to the Closing Date, it being understood and agreed that product and services warranties and guaranties are not Excluded Property to the extent they relate to the period on or after the Closing Date and are only Excluded Property to the extent Sellers retain liability following Closing that would be covered under such warranties and guarantees;

(h) any rights, interests, obligations or benefits under any Contracts, to the extent relating to the period prior to the Closing or to the extent arising at any time under Contracts that are not Approved Contracts;

(i) trade names, trademarks, service marks, internet sites, domain names, logos and other intellectual property rights with respect to “American Golf,” “American Golf Corporation,” “American Golf Country Clubs,” “American Golf Club,” “American Golf Players Association,” “NGP,” “NGP Realty,” “NGP Realty Sub,” “NGP Realty Sub, L.P.,” “NGP Realty Sub, G.P.,” “National Golf Properties,” “National Golf Properties, Inc.,” “National Golf Operating Partnership, L.P.,” “The Platinum Club,” “SoCal Golfers Club,” “savesomegreen.com,” and “countryclubreceptions.com”;

(j) Goods and Inventory bearing any trade name, trademark, service mark or other intellectual property associated with the Persons and/or names listed in subclause (i) above;

(k) rights to income to which the Operator or the applicable Owner or Tenant is entitled pursuant to the proration provisions of Section 6.6;

(l) any Leased Equipment, except to the extent that Buyer exercises its right under Section 3.7(a)(i) to purchase, assume the lease for, or enter into a new lease covering, such Leased Equipment and satisfies its obligations under that Section (including if applicable the obligation to pay the purchase cost thereof);

(m) to the extent any Regional Director has an office in any Golf Course Property, all computer systems and other office equipment used solely by the Regional Director;

(n) any information that cannot be conveyed or transferred under Legal Requirements protecting individual privacy; and

(o) any liquor or alcoholic beverage inventory that may not legally be conveyed.

3.7 Leased Equipment.

(a) Notwithstanding any provision of this Agreement to the contrary, the Property that is to be conveyed in consideration of the Purchase Price shall not include golf carts, certain ground maintenance equipment and other equipment (“Leased Equipment”) that is leased by the Operator or a Seller pursuant to an equipment lease or similar arrangement with unrelated third parties (each an “Equipment Lease”). A list of the Equipment Leases applicable to the Golf Course Properties and a description of the Leased Equipment that is covered thereby is attached hereto as Schedule 3.7(a). The Buyer’s options with respect to each Equipment Lease and the Leased Equipment covered thereby are:

(i) to cause Seller or the Operator, as applicable, to exercise any rights under the applicable Equipment Lease to purchase such Leased Equipment (in which case the Seller or the Operator, as applicable, shall exercise such right effective on or prior to the Closing Date, the applicable purchase or “buy-out” price under the applicable Equipment Lease set forth on Schedule 3.7(a) shall be paid by Buyer at Closing and such Leased Equipment shall be conveyed to Buyer or EAGL, as applicable, in good and operable condition, normal wear and tear excepted;

(ii) except under the Textron Leases, to take assignment of and assume all of the rights and obligations of the Operator or the applicable Seller under the applicable Equipment Lease arising from and after the date of Closing, subject to the applicable lessor’s consent (if required), in which case the applicable Equipment Lease shall be treated for all purposes hereof as an Approved Contract; or

(iii) to negotiate new arrangements with the applicable lessor for the lease or financing of such Leased Equipment, which arrangements shall result in the release of the obligations of the Operator or the applicable Seller under the Equipment Leases being replaced.

(b) The Buyer shall notify Sellers of its election under this Section 3.7 with respect to each Equipment Lease not later than 15 days prior to the Closing Date (the “Leased Equipment Election Date”) and, if Buyer elects its rights under subclauses (ii) or (iii) of Section 3.7(a) (each, a “Take-out Election”), Buyer shall have reached agreement in writing with the lessor under each such Equipment Lease, meeting the requirements of this Section 3.7, prior to the date that is 15 days prior to the Closing (the “Equipment Lease Documentation Date“) and shall have provided Sellers evidence thereof reasonably satisfactory to Sellers. All costs associated with the documentation and lessor’s approval of a Take-out Election shall be borne by Buyer. Subject to Section 3.7(d), in the absence of an alternative election by Buyer with respect to any Equipment Lease as of the Leased Equipment Election Date (or, with respect to an Equipment Lease as to which Buyer has made a Take-out Election, in the absence of a written agreement meeting the requirements of this Section 3.7 as of the Equipment Lease Documentation Date, then), Buyer shall be deemed to have elected to purchase the Leased Equipment under such Equipment Lease pursuant to Section 3.7(a)(i).

(c) Without limitation or expansion of the obligation of the Sellers to convey Leased Equipment to Buyer in good and operable condition, normal wear and tear excepted, Sellers shall indemnify and hold the Buyer harmless against any claim of default or threat of termination under any Equipment Leases that Buyer assumes pursuant to Section 3.7(a)(ii), to the extent such claim or threat relates to a failure by Sellers to satisfy its obligations arising prior to the Closing Date under such Equipment Leases, and Buyer shall indemnify and hold the applicable Seller harmless against liabilities arising under such Equipment Lease from and after the Closing Date.

(d) If, notwithstanding the foregoing, Buyer is not able to reach agreement with a lessor under an Equipment Lease pursuant to subclauses (ii) or (iii) of Section 3.7(a), and if the applicable Equipment Lease does not contain a purchase option that the applicable Seller has the right to exercise as of the Closing Date, then the Leased Equipment covered by such Equipment Lease (excluding the Leased Equipment under the Textron Lease, which shall be handled according to Section 3.7(b)(ii) or (iii), subject to Textron’s approval, and Buyer and EAGL agree to use good faith diligent efforts to obtain Textron’s credit and other approval as soon as practicable after the Effective Date and to notify Sellers when the Textron approval has been obtained) shall be excluded from the Acquisition, and the Operator or applicable Seller shall remain liable under the Equipment Lease and shall have the right and obligation to remove the Leased Equipment from the applicable Golf Course Property within thirty (30) days after the Closing Date. The Operator or applicable Seller shall have access to the applicable Golf Course Property for such purpose during such 30-day period, at reasonable times and on reasonable advance notice to Buyer or EAGL, as applicable, for purposes of removing such Leased Equipment. Seller shall cooperate with and assist Buyer in obtaining information regarding the length of the remaining term under the Textron Leases and the “buy-out” price of the property subject to each such Textron Lease, or in the event such information is confidential pursuant to the Textron Leases, Sellers shall use commercially reasonable efforts to cause Textron to provide such information to Buyer.

3.8 Micke Grove and Meadowlark. Buyer acknowledges that the Leases of Meadowlark and Micke Grove contain provisions that may give the Landlords thereunder the right to terminate the Leases if the Landlords are asked to give their consent to an assignment thereof. Sellers may, in their sole discretion, elect (i) not to seek the applicable Landlord’s Consent to the assignment of one or both of those Leases or (ii) to request the applicable Landlord’s Consent to a sublease of the applicable Golf Course Property to Buyer (together with the Landlord’s Consent to the sub-sublease of the same by Buyer to EAGL), pursuant to a sublease agreement to be agreed upon by the parties (and the parties agree to use their diligent good faith efforts to agree to same as soon as reasonably possible after the Effective Date), which form, when agreed, will be attached hereto as Exhibit F (each, a “Sublease”). Sellers shall have no obligation to seek the Landlord’s Consent either to the assignment of the Lease or to the Sublease if Sellers believe that making such request might cause the applicable Landlord to terminate the Lease (whether or not it is conclusively determined that the Landlord has that right). If a Sublease is entered into, Buyer shall be liable for and shall indemnify and hold Sellers harmless from the consequences of any default (except a default arising from the execution of the Sublease) under the applicable Lease by Buyer, EAGL or any of their sublessees, operators, successors or assigns occurring from and after the Closing Date (whether such default originates under the applicable Lease, the applicable Sublease, or otherwise), and the applicable Tenant shall be liable for and shall indemnify and hold Buyer harmless from the consequence of any default by such Tenant under the applicable Lease occurring prior to the Closing Date including a default arising from the execution of the Sublease. The indemnification obligations of the parties under this Section 3.8 shall survive the Closing.

3.9 Substitute Leasehold Properties; EAGL Subleases. If the parties agree pursuant to Section 4.3(a) to include one or more Substitute Leasehold Properties in the

Acquisition, the term “Property” shall include each such Substitute Leasehold Property. If the Sellers make the election contemplated in Section 4.3(b) to sublease certain EAGL Leasehold Properties to EAGL, the term “Property” shall include the Subleases and the applicable Seller’s interest in the Associated Property relating to such EAGL Leasehold Properties.

ARTICLE 4 - RELEASED PROPERTIES; SAVING PROVISIONS

4.1 Designation of Released Properties. If one or more of the following occurs with respect to a Golf Course Property, the parties identified in the subclauses below shall have the right (but not the obligation) to exclude such Golf Course Property from the Acquisition (each a “Released Property”), in which case the provisions of Section 4.2 shall apply:

(a) If a Golf Course Property is totally or partially destroyed by fire or other casualty or has been the subject of a governmental taking, condemnation or other exercise of eminent domain or there has been a change after the Effective Date in the physical condition or operations of such Golf Course Property, and the result of any of the foregoing is a Material Adverse Effect, and if Seller has not committed to repair or correct such matter, Buyer may elect to treat it as a Released Property;

(b) If the Title Company notifies Buyer or EAGL, as applicable, that it intends to add a title exception to the Title Policy for such Golf Course Property that is not reflected on the Commitment therefor, which exception would have a Material Adverse Effect, the Buyer may elect to treat it as a Released Property;

(c) If (i) the LV Partner Consent cannot be obtained on commercially reasonable terms prior to the Closing Date or (ii) the LV Landlord’s Consent has not been obtained prior to the Closing Date (the consents described above are referred to as the “Las Vegas Consents”) or (iii) the Memorandum of Management Contract contemplated by Section 6.2(h) has not been obtained, then, either the Buyer or the Las Vegas Seller may elect to treat Las Vegas GC as a Released Property;

(d) If, with respect to Micke Grove or Meadowlark, (i) despite their diligent good faith efforts, the parties are unable to agree upon the form of the Sublease pursuant to Section 3.8 (unless Seller’s obtain the Landlord’s Consent to the assignment of the applicable Lease and the sublease thereof to EAGL), or (ii) Sellers are unable to obtain, or if they elect pursuant to Section 3.8 not to request, the Landlord’s Consent to (x) the assignment of the applicable Lease (and the sublease thereof to EAGL) or (y) the grant of a Sublease (and the sub-sublease thereof to EAGL), either the Sellers or the Buyer may elect to treat such Golf Course Property as a Released Property;

(e) If Sellers are unable to obtain the Landlord’s Consent with respect to a CNL Leasehold Property other than Micke Grove or Meadowlark, the Buyer or the applicable Seller may elect to treat it as a Released Property (in which case the parties will endeavor to identify Substitute Leasehold Properties pursuant to Section 4.3(a));

(f) If Sellers are unable to obtain the Landlord’s Consent with respect to any EAGL Leasehold Property, and Sellers have elected not to enter into a Sublease thereof or are unable to obtain the Landlord’s Consent to the Sublease thereof pursuant to Section 4.3(b), either Buyer or the applicable Seller may elect to treat it as a Released Property;

(g) If an EAGL Leasehold Property is declared to be a Released Property, then all EAGL Leasehold Properties that are located in the same state as such EAGL Leasehold Property (each, a “Same-Market Property”) shall, at the election of either the Sellers or Buyer, also be treated as Released Properties; and

(h) If the representations and warranties of Seller and Operator contained in any of Sections 10.1(d) through (k) or (m) through (bb) hereof shall be untrue on the Closing Date as to any Golf Course Property, or if either Sellers or Operator shall have breached its covenants or obligations hereunder with respect to any Golf Course Property, and if the untruth of any such representation or the breach of any such covenant or obligation has a Material Adverse Effect that Sellers are unwilling or unable to cure, then Buyer may elect to treat such Golf Course Property as a Released Property; or

(i) With respect to a Golf Course Property identified on Schedule 4.1(i), if the environmental site assessments received by Buyer with respect to such Golf Course Property shows a Material Environmental Condition, and if Buyer notifies Sellers of its election to treat such Golf Course Property as a Released Property within five (5) days following its receipt of such environmental site assessment, then such Golf Course Property shall be treated as a Released Property (and Buyer agrees to use its diligent good faith efforts to cause such environmental assessments to be delivered to Buyer, and copies thereof to be delivered to Sellers, as soon as reasonably practicable after the Effective Date).

4.2 Notice and Closing Adjustments; Re-Inclusion and Follow-on Closing. The election to treat a Golf Course Property as a Released Property shall be made in writing by the party making such election to the other parties before the earlier of (1) the date that is ten (10) days after the date on which such party became aware of the facts entitling it make such election (or such shorter period as may be required by Section 4.1(i) in the case of a Material Environmental Condition) and (2) the Closing Date. Each Released Property for which proper notice has been given shall be excluded from the Acquisition, the Purchase Price shall be reduced by the amount of the Allocated Purchase Price assigned to each such Released Property (subject to further increase for the addition of Substitute Leasehold Properties pursuant to Section 4.3(a)), and the following provisions shall apply:

(a) Notwithstanding the foregoing, if any Leasehold Property is designated a Released Property because of a failure to obtain a Landlord’s Consent, and if the Sellers obtain the Landlord’s Consent within the period of sixty (60) days after the Closing Date, then each Leasehold Property for which the Landlord’s Consent has been obtained (and any Same-Market Properties that may have been designated as Released Properties for the failure to obtain such Landlord’s Consent) shall be deemed to be re-included in the Acquisition (each, a “Follow-on Property”). Buyer shall be obligated to purchase the Follow-on Properties that are CNL Leasehold Properties at a closing (the “Follow-on Closing”) on the date that is sixty (60) days after the Closing Date for an amount equal to the aggregate Allocated Purchase Price assigned thereto. Buyer shall be obligated to cause EAGL to acquire the Follow-on Properties that are EAGL Leasehold Properties (including all related Same Market Properties) at the Follow-on Closing for no additional consideration (it being the agreement of the parties that the consideration recited in this Agreement constitutes valid and sufficient consideration to support the obligation of the applicable Sellers to convey, and the obligation of Buyer to acquire and assume, or cause EAGL to acquire and assume, all such Follow-on Properties.

(b) If Las Vegas GC is designated a Released Property for failure to obtain the LV Partner Consent or the LV Landlord Consent, and if the Sellers obtain the LV Partner Consent and LV Landlord Consent prior to the Follow-on Closing, then the Sellers shall assign, and Buyer shall assume, the Las Vegas Interest at the Follow-on Closing, and Buyer will pay the Allocated Purchase Price therefor.

(c) The Follow-on Closing shall be conducted in the same manner, and subject to the same deliveries and conditions, as the Closing, except that the Allocated Purchase Price for each applicable Follow-on Property shall be paid in full and in cash by wire transfer (after application of the Follow-on Deposit).

(d) No Released Property for which the parties have conveyed one or more Substitute Leasehold Properties shall be a Follow-on Property.

(e) If on the Closing Date there are Released Properties that Seller believes may become Follow-on Properties, Sellers shall notify Buyer and the Escrow Holder thereof, and an amount of the Deposit equal to Seven Million Dollars ($7,000,000) (the “Follow-on Deposit” ) shall be retained by the Escrow Agent to secure Buyer’s or EAGL’s obligations to purchase the Follow-on Properties at the Follow-on Closing, and the balance of the Deposit shall be applied to the Purchase Price at Closing. If the Follow-on Deposit exceeds the amounts due from Buyer at the Follow-on Closing, the balance shall be returned to Buyer immediately following the Follow-on Closing.

4.3 Substitute Properties; Option to Sublease EAGL Leaseholds.

(a) Notwithstanding anything in Section 4.1 to the contrary, in the event one or more Released Properties is a CNL Leasehold Property, then Sellers and Buyer shall negotiate in good faith to identify prior to Closing one or more other leasehold golf course properties owned by Sellers and meeting the requirements of this Section 4.3(a) to be conveyed to Buyer in lieu of such CNL Leasehold Property (each, a “Substitute Leasehold Property” ). Such Substitute Leasehold Properties (whether one or more) shall (i) be located in the same market as the subject CNL Leasehold Property, (ii) have an aggregate net operating income that is approximate to that of the subject CNL Leasehold Property and (iii) be otherwise acceptable to Buyer in its sole discretion with respect to property condition (including environmental condition), title, survey and other customary due diligence matters. If, as of the Closing, the parties cannot agree on one or more Substitute Leasehold Properties for any such CNL

Leasehold Property, then the parties shall have no further rights or obligations under this Section 4.3(a). If the parties agree to substitute one or more Substitute Leasehold Properties for a CNL Leasehold Property, then the Substitute Leasehold Properties shall be conveyed in the same manner as the other CNL Leasehold Properties, and the Purchase Price shall be (1) reduced by the Allocated Purchase Price assigned to the Released Property and (2) increased by an amount determined in accordance the methodology described in Schedule 4.3.

(b) If an EAGL Leasehold Property would be a Released Property for failure to obtain a required Landlord’s Consent, then Sellers shall have the option, provided Sellers obtain any necessary Landlord’s Consent, to sublease such EAGL Leasehold Property to EAGL pursuant to a Sublease in substantially the form of Exhibit F (in which case neither such EAGL Leasehold Property nor any of the related Same-Market Properties shall be Released Properties unless they constitute Released Properties for reasons other than the lack of a Landlord’s Consent).

4.4 Amendment of Terms. For purpose of this Agreement, the terms “Golf Course Properties,” “CNL Fee Properties,” “CNL Leasehold Properties,” “EAGL Fee Properties,” “EAGL Leasehold Properties,” “CNL Properties,” “EAGL Properties,” “Property,” and variations of such terms shall not include any Released Property or any Associated Property related thereto and shall include any Substitute Leasehold Property and its Associated Property; provided, however, that the terms of Sections 9.1, 14.4 and 19.3 shall continue unaffected with respect to all Released Properties. The terms “Closing” and “Closing Date” as they relate to the conveyance of a Follow-on Property shall mean the Follow-on Closing and the date on which the Follow-on Closing occurs, respectively.

ARTICLE 5 - PURCHASE AND SALE PRICE

The total purchase and sale price for the Property is THREE HUNDRED ONE MILLION SEVENTY FIVE THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($301,075,500.00), (the “Purchase Price”), subject to the prorations and adjustments provided in this Agreement.

5.1 Deposit; Payment of Purchase Price.

(a) Deposit. Within two (2) Business Days after the Effective Date, Buyer shall deposit into escrow (the “Escrow”) with First American Title Insurance Company, National Commercial Services, located at 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801 (the “Escrow Holder”) the amount of ELEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($11,500,000.00) in cash (the “Deposit”), which Escrow Holder is hereby instructed to invest in federally insured money market accounts approved by Buyer and Sellers. Escrow Holder shall confirm in writing to Buyer and Sellers that Escrow Holder has received and invested the same. Sellers and Buyer agree to execute such additional instructions not inconsistent with this Agreement as may be reasonably required by Escrow Holder. All interest on the Deposit shall be added to, and constitute a part of, the Deposit for all purposes under this Agreement. Except as provided in Section 5.3, the Deposit shall be applied to the payment of the Purchase Price.

(b) Balance of Purchase Price. Buyer shall deposit the balance of the Purchase Price (plus or minus the net amount of any costs, adjustments and prorations provided for in Sections 5.2 and 6.6) into the Escrow prior to the Closing, in cash. As used in this Agreement, the term “cash” means immediately available United States funds transferred by wire transfer.

(c) Treatment of Deposit. The Deposit shall be paid to Seller as liquidated damages upon cancellation of the Escrow except due to a termination by Buyer pursuant to Section 17.1(a) or 17.1(c). The Deposit shall not be refundable to Buyer for any reason other than a termination by Buyer pursuant to Section 17.1(a) or 17.1(c).

(d) Acknowledgements Regarding Deposit. All interest earned in said account of the Escrow Holder shall be reported by the Escrow Holder to the Internal Revenue Service as income to Buyer (and Buyer agrees to execute a W-9 form and any other federal tax documents necessary in connection therewith). The Escrow Holder shall not be liable for any loss occurring which arises from the fact that the amount of the Deposit may cause the aggregate amount of any depositor’s accounts contemplated under this Agreement to exceed $100,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation. If this Agreement shall be terminated by the mutual written agreement of Seller and Buyer, or if the Escrow Holder shall be unable to determine at any time to whom the Deposit should be paid, or if a dispute shall develop between Seller and Buyer concerning to whom the Deposit should be paid and delivered, then and in any such event, the Escrow Holder shall pay and deliver the Deposit in accordance with the joint written instructions of Seller and Buyer. In the event that such written instructions shall not be received by the Escrow Holder within ten (10) days after the Escrow Holder has served a written request for instructions upon Seller and Buyer, then the Escrow Holder shall have the right to pay and deliver the Deposit into an appropriate court of proper jurisdiction in the State of Delaware, and interplead Seller and Buyer in respect thereof, and thereupon the Escrow Holder shall be discharged of any obligations in connection with this Agreement.

5.2 Price Adjustment. The Purchase Price shall be adjusted by the following amounts:

(a) Release and Substitution of Properties. The Purchase Price shall be adjusted for the exclusion of Released Properties and the inclusion of Substitute Leasehold Properties in the manner described in the first paragraph of Section 4.2.

(b) Seller Receivables. With respect to Seller Receivables (other than receivables for membership dues and other charges invoiced in advance for the month in which the Closing occurs or any subsequent period after Closing, which are to be prorated under Section 6.6(c)), the Purchase Price shall be increased by an amount determined in accordance with the following formula: (i) all Seller Receivables that are outstanding less than 31 days after invoice shall be purchased at one hundred percent (100%) of the invoiced amount, (ii) all Seller Receivables that are outstanding between 31 and 60 days after invoice shall be purchased at seventy-five percent (75%) of the invoiced amount; (iii) all Seller Receivables that are outstanding between 61 and 90 days after invoice shall be purchased at fifty percent (50%) of the invoiced amount, and (iv) all Seller Receivables that are outstanding more than ninety (90) days shall be transferred to Buyer and EAGL without additional consideration;

(c) Prorations. The Purchase Price shall be further adjusted by the net amount of prorations under Section 6.6.

5.3 Refund of Membership Deposits.

(a) At Closing, and as a material part of the consideration for the Acquisition, CNL agrees to cause EAGL to take an assignment of and to assume all of Operator’s or Seller’s rights, obligations and liabilities with respect to the Refundable Membership Deposits at the Golf Course Properties to the extent such obligations and liabilities become due and payable from and after the Closing Date (collectively, the “Properties Membership Deposit Liabilities”). EAGL shall indemnify and hold Sellers harmless against any claims relating to the Properties Membership Deposit Liabilities which become due and payable from and after the Closing Date, and Seller shall indemnify and hold EAGL harmless against any claims relating to the Properties Membership Deposit Liabilities which become due and payable prior to the Closing Date.

(b) In consideration for EAGL taking an assignment of and assuming the Properties Membership Deposit Liabilities, AGC agrees to assign to EAGL all of AGC’s rights in and to the Trust Assumption Agreement as it relates to the Golf Course Properties, including the right of AGC and its successors and assigns to enforce the Trusts’ obligations with respect to the Trust Covered Property Liabilities. CNL agrees to indemnify and hold Sellers harmless against any loss sustained by Sellers as a result of EAGL’s failure, following the Trusts failure to do so under the Trust Assumption Agreement, to perform its obligation to refund any Properties Membership Deposit Liabilities relating solely to any CNL Property or Substitute Leasehold Property conveyed to Buyer (the “CNL Membership Deposit Indemnity”). EAGL agrees to observe all record-keeping and reporting obligations under the Trust Assumption Agreement, to the extent relating to the Golf Course Properties.

(c) Notwithstanding the foregoing: if (i) there occurs a breach by an owner or operator of golf course properties covered by the Trust Assumption Agreement other than the Golf Course Properties (a “Third-Party Owner/Operator”) or if a dispute arises under the Trust Assumption Agreement between a Third-Party Owner/Operator and the Trusts, and if it is finally determined by arbitration or a court of competent jurisdiction that the result of such breach or such dispute is to terminate the Trusts’ obligation or liability with respect any portion or all of the outstanding

Trust Covered Property Liabilities or (ii) the assignment of AGC’s rights under the Trust Assumption Agreement to EAGL with respect to the Golf Course Properties is finally determined by arbitration or a court of competent jurisdiction to be invalid and unenforceable against the Trusts, then AGC will in either of those events be liable for the satisfaction of those Trust Covered Property Liabilities for which the Trusts have been determined not to be liable, the CNL Membership Deposit Indemnity shall not extend to those Trust Covered Property Liabilities for which the Trusts have been determined not to be liable and, in the event EAGL and/or Buyer have paid any such Trust Covered Property Liabilities for which the Trusts’ liability has been terminated, then AGC shall reimburse EAGL and/or Buyer, as applicable, for the amounts so paid.

(d) Attached hereto as Schedule 5.3(d) is a list of all Properties Membership Deposit Liabilities relating to the CNL Fee Properties, the CNL Leasehold Properties, the EAGL Fee Properties and the EAGL Leasehold Properties, including the names of all members entitled to refunds of their Refundable Membership Deposits and the amounts of such Refundable Membership Deposits.

ARTICLE 6 - ESCROW AND CLOSING

6.1 Opening Escrow; Location and Date for Closing. The closing of the Acquisition (the “Closing”) shall be completed through an escrow (the “Escrow”) at the offices of CNL’s counsel, or such other location as the parties may mutually agree. Escrow Holder shall be present at the Closing to accept documents into escrow. This Agreement shall constitute joint escrow instructions to Escrow Holder in connection with the Escrow. Within two (2) Business Days after the Effective Date, the parties shall open the Escrow with Escrow Holder by delivering a fully executed copy of this Agreement to Escrow Holder. Escrow shall be deemed to be opened on the date a copy of the fully executed Agreement is delivered to Escrow Holder (“Escrow Opening Date”). Escrow Holder shall immediately notify Sellers, Buyer and EAGL in writing of the Escrow Opening Date. The Closing shall occur on a date (the “Closing Date”) designated by Buyer on not less than ten (10) business days prior written notice to Sellers; provided, however, that the Closing Date shall in no event occur later than December 15, 2007 (except for any Follow-on Closing or any extension of the Closing necessary to give effect to the cure rights described in Sections 17.1(b) and 17.2(b). Notwithstanding the foregoing, the parties shall have the right to change the date on which the Closing is to occur by mutual written agreement.

6.2 Sellers’ and Operator’s Deliveries Prior to Closing. Prior to the Closing Date, Sellers shall deliver to Escrow Holder, and Buyer may inspect, the following documents duly executed by Sellers (or by such other Person as may be indicated below) and acknowledged where appropriate:

(a) Special warranty deeds covering each of the Fee Properties, each in substantially the form of Exhibit G, subject to such variation as may be required to comply with applicable state law or custom (collectively, the “Deeds”), signed by the Owner and conveying the CNL Fee Properties to Buyer and the EAGL Fee Properties to EAGL;

(b) Two (2) original counterparts of an assignment and assumption of the Las Vegas Interest, duly executed by the Las Vegas Seller, substantially in the form of Exhibit H (the “Las Vegas Assignment”);

(c) Two (2) original counterparts of an assignment and assumption of the Lease for each Leasehold Property (other than a Subleased Property), each substantially in the form of Exhibit I and in proper form for recordation in the jurisdiction in which the applicable Leasehold Property is located (collectively, the “Lease Assignments”), signed by the applicable Tenant, conveying the leasehold interest under such Lease to Buyer or EAGL, as provided in this Agreement;

(d) For each Subleased Property, two (2) original counterparts of a Sublease substantially in the form of Exhibit F, signed by the Tenant;

(e) For each Lease or Sublease for which a Landlord’s Consent is required, as described on Schedule 6.2(e), one or more original documents constituting the Landlord’s Consent, signed by the applicable Landlord and, if required, by the Landlord’s Lender;

(f) Subject to the provisions of Section 3.8 and Section 4.1(f) and (g), for each Lease or Sublease, an estoppel letter having substantially the content of Exhibit J (which may include a request that the applicable Landlord allow Buyer’s or EAGL’s lender to rely thereon, but it shall not be deemed to be a failure to obtain the Landlord’s Consent if the Landlord does not agree to allow such lender to rely thereon) executed and delivered by the applicable Landlord; provided, however, that if a Landlord does not provide an estoppel letter in the scope required by Buyer despite Tenant’s exercise of commercially reasonable efforts to cause Landlord to do so, Buyer and EAGL will accept, subject to the provisions of Section 3.8 and Section 4.1(f) and (g), an estoppel letter and certification from the applicable Tenant (a “Tenant Estoppel”) as to any information contemplated by Exhibit J that is not contained in the Landlord’s estoppel, which Tenant Estoppel shall include an indemnification by the applicable Tenant in favor of Buyer (and Buyer’s lender, if any) or EAGL, as applicable, with respect to the matters set forth therein; in the event that the applicable Tenant is able to deliver an estoppel or certification from the Landlord covering the information given in the Tenant Estoppel by the date that is (or would be) the date on which the Follow-on Closing is to occur, Buyer and/or EAGL, as applicable, agrees to rely solely on the Landlord’s estoppel with respect to such information and shall release the applicable Tenant from any liability for matters covered by the Landlord’s estoppel; the parties agree that the estoppel letters shall not expand the obligations of the Landlord or the Tenant under the applicable Lease;

(g) Two (2) original counterparts of a Bill of Sale conveying the Personal Property related to each CNL Property to Buyer or EAGL (as Buyer may direct) and conveying the Personal Property related to each EAGL Property to EAGL, each such document to be in substantially the form of Exhibit K and signed by the applicable Seller (collectively, the “Bills of Sale”);

(h) One original Memorandum of Management Contract executed by the LV Landlord and by the Las Vegas Partnership in substantially the form attached hereto as Exhibit R;

(i) Two (2) originals of an Assignment and Assumption of Contract Agreements with respect to each Golf Course Property, each in substantially the form of Exhibit L (an “Assignment of Contracts”), signed by the appropriate Seller and conveying the Approved Contracts related to each CNL Property to Buyer or EAGL (as Buyer may direct) and conveying the Approved Contracts related to each EAGL Property to EAGL;

(j) Two (2) originals of an Assignment and Assumption of Membership Documents for each Private Club, each in substantially the form of Exhibit M (an “Assignment of Membership Documents”), signed by the Operator and any other appropriate Seller, under which all of such party’s rights and obligations under the Membership Documents are assigned to, and all of the rights and obligations thereunder (including obligations with respect to Refundable Membership Deposits) are assumed by, EAGL;

(k) Two (2) originals of an Assignment and Assumption of Rights under Trust Assumption Agreement for each Private Club, each in substantially the form of Exhibit N (an “Assignment of Rights Against Trust”), signed by AGC and any other appropriate Seller, assigning to Buyer and EAGL, as applicable, such party’s rights to enforce the obligations of the Trusts to refund the Trust Covered Property Liabilities (without prejudice to the signing party’s rights under the Trust Assumption Agreement as relate to other properties owned or operated by such party);

(l) Two (2) originals of an Assignment and Assumption of Water Documents with respect to each Golf Course Property to which Water Rights are associated (as indicated on Schedule 6.2(l)), each in substantially the form of Exhibit O (an “Assignment of Water Documents”), signed by the appropriate Seller and conveying the Water Rights to the Person to whom the applicable Golf Course Property is to be conveyed;

(m) One or more documents in recordable form, if appropriate, terminating any Operating Agreements by which the Operator operates any of the Golf Course Properties, signed by the Operator;

(n) A non-foreign status affidavit from each of the Sellers in favor of Buyer in the form of Exhibit P attached hereto;

(o) Written consents of the shareholders, directors or managers of AGC, Shandin Hills Golf Club, Golf Enterprises, Inc. and NGP Realty Sub GP, LLC, the general partner of NGP, evidencing the capacity and authority of each Seller to enter into this Agreement, to consummate the Closing, and to enter into and deliver all Closing Documents to be executed and delivered by it, and authorizing certain individuals to enter into and deliver this Agreement and the Closing Documents on behalf such Seller, (ii) an incumbency certificate for those individuals signing this Agreement and the Closing Documents on behalf such Seller, and (iii) a good standing certificate from the state of formation for each Seller;

(p) A Bringdown Certificate, duly executed by each Seller;

(q) Any required state, county, and municipal transfer declarations, in such form as the Title Company may reasonably require;

(r) A quitclaim deed, duly executed by Sellers, conveying, without representation or warranty, any right, title or interest Sellers may have as of the Closing Date in and to any property adjoining the Golf Course Properties or within one (1) mile of the perimeter of the Golf Course Properties, which property may be used in or related to the ownership, use or operation of the applicable Golf Course Properties;

(s) Letters to parties under certain Approved Contracts identified by Buyer not later than thirty (30) days prior to Closing advising such parties that such Contracts have been assigned to Buyer (or its assignee); it being understood and agreed that Buyer’s request for such letters shall be limited to Contracts that have a remaining term in excess of one year following the Closing Date or that would require payments by Buyer after the Closing Date in excess of Ten Thousand Dollars ($10,000.00) for any such Contract;

(t) An ALTA statement or other affidavit in form reasonably required by the Title Company in order to issue the Title Policies required hereunder without standard exceptions to title that are customarily removed on the basis of such affidavits;

(u) A general release in favor of the Las Vegas Partnership, duly executed by Las Vegas Seller, with respect to any and all obligations of the Las Vegas Partnership to Las Vegas Seller (except tax reporting obligations and rights to distributions relating to the period prior to Closing);

(v) A resignation by Las Vegas Seller (and any other party as applicable) from service to the Las Vegas Partnership in any capacity, whether as a manager, an officer, director, registered agent, independent contractor, employee or otherwise;

(w) One (1) original counterpart of each of the LV Partner Consent and the LV Landlord’s Consent;

(x) One or more documents terminating any management agreement by which Las Vegas Seller or any third party manages or operates the Las Vegas GC; and

(y) Any other documents, certificates or instruments reasonably necessary to consummate the transactions contemplated by this Agreement and requested by Buyer not later than five (5) Business Days prior to the Closing Date.

6.3 Buyer’s Deliveries Prior to Closing. Prior to the Closing Date, Buyer shall deliver (and cause EAGL to deliver) to Escrow Holder, and Sellers may inspect, the following documents:

(a) Two (2) original counterparts of each of the Lease Assignments and of each Sublease, in each case, duly executed by the Person to whom each applicable Lease is to be assigned or subleased pursuant to Section 6.2(c) or (d);

(b) Two (2) original counterparts of the Las Vegas Assignment, duly executed by Buyer;

(c) Two (2) original counterparts of each of the Bills of Sale, duly executed by the Person to whom the applicable Personal Property is to be conveyed or assigned pursuant to Section 6.2(g);

(d) Two (2) originals of each of the Assignments of Contracts, duly executed by the Person to whom the applicable Approved Contracts are to be conveyed or assigned pursuant to Section 6.2(i);

(e) Two (2) originals of each of the Assignments of Membership Documents, duly executed by EAGL (and by CNL, for purposes stated therein);

(f) Two (2) originals of each of the Assignments of Rights Against Trust, duly executed by the Person to whom the rights under the Trust Assumption Agreement with respect to the Trust Covered Property Liabilities are to be conveyed pursuant to Section 6.2(k);

(g) Two (2) original counterparts of each of the Assignment of Water Documents, duly executed by the Person to whom the Water Rights are to be conveyed or assigned pursuant to Section 6.2(l);

(h) Written consents of the shareholders, directors or other management body of Buyer, evidencing the capacity and authority of Buyer to enter into and perform this Agreement and to consummate the Closing, to enter into, and deliver all Closing Documents to be executed and delivered by Buyer, and authorizing certain individuals to enter into and deliver this Agreement and the Closing Documents on behalf of Buyer, (ii) an incumbency certificate for those individuals signing this Agreement and the Closing Documents on behalf of Buyer, and (iii) a good standing certificate from the state of formation for Buyer;

(i) Written consents of the shareholders, directors or other management body of EAGL, EAGL Parent and each Approved EAGL Subsidiary, evidencing the capacity and authority of such Person to enter into and perform this Agreement, to consummate the Closing, and to enter into and deliver all Closing Documents to be executed and delivered by such Person, and authorizing certain individuals to enter into and deliver this Agreement and the Closing Documents on behalf of such Person, (ii) an incumbency certificate for those individuals signing this Agreement and the

Closing Documents on behalf of such Person, and (iii) a good standing certificate from the state of formation for such Person;

(j) A Bringdown Certificate, duly executed by Buyer;

(k) A Bringdown Certificate, duly executed by EAGL;

(l) A Bringdown Certificate, duly executed by EAGL Parent;

(m) A certificate (i) meeting the requirements of Section 11.1(d), duly executed by each designee of Buyer taking title to a CNL Property and (ii) meeting the requirements of Section 11.2(d). duly executed by each Approved EAGL Subsidiary;

(n) Any required state, county, and municipal transfer declarations to be signed by the grantee of real property, in such form as the Title Company may reasonably require; and

(o) Any other documents, certificates or instruments reasonably necessary to close the purchase and sale transaction contemplated by this Agreement and requested by Sellers not later than five (5) Business Days prior to the Closing Date.

6.4 Actions at Closing. The documents executed and delivered by the parties pursuant to Sections 6.2 and 6.3 shall collectively be referred to as the “Closing Documents.” On the Closing Date, Escrow Holder shall be instructed to do the following:

(a) Confirm that each Deed (and each other document to be recorded) is in form sufficient for recordation and is complete and fully and properly executed;

(b) Undertake to record each such document in the applicable land records promptly following the Closing;

(c) Confirm that each of the other Closing Documents is fully executed and completed, with all blank spaces filled;

(d) Unconditionally obligate itself to issue the Title Policies in the form contemplated by the Commitments and to date the Title Policies as of the date of recordation of the documents described in Section 6.4(a);

(e) Issue interim Title Policies to the Buyer or EAGL, as applicable, in the form required by the Commitments (the “Interim Policies”), which shall be effective as of the Closing Date to the same extent as if the documents to be recorded had been recorded on the Closing Date, insuring that Buyer or EAGL, as applicable, has good and marketable fee simple title to each Fee Property and good and marketable leasehold (or subleasehold) title to each Leased Property (or, in the case of Las Vegas GC, that the Las Vegas Partnership has good and marketable leasehold title thereto), in each case subject to no exceptions other than Permitted Exceptions;

(f) Deliver to Buyer and EAGL, as applicable, (i) a fully executed original (in counterparts, if applicable) of each of the Lease Assignments, each of the Subleases (if applicable), each Bill of Sale, each Assignment of Contracts, each Assignment of Membership Documents, each Assignment of Rights Against Trust, each Assignment of Water Documents, the Las Vegas Assignment, and all other documents required to be delivered by Seller and/or the Operator to Escrow Holder pursuant to Section 6.2 (other than the Deeds), (ii) conformed copies of the recorded documents (including the Deeds) and (iii) the Interim Policies; and

(g) Deliver to Sellers (i) the Purchase Price (as the same may be adjusted pursuant to the terms hereof), (ii) fully executed originals (in counterparts) of each Lease Assignment, each Sublease (if applicable), each Bill of Sale, each Assignment of Contracts, each Assignment of Membership Documents, each Assignment of Rights Against Trust, each Assignment of Water Document, the Las Vegas Assignment, and all other documents to be delivered by Buyer or EAGL to Escrow Holder pursuant to Section 6.3 and (ii) conformed copies of the recorded documents (including the Deeds).

6.5 Fees and Closing Costs. The fees and costs incidental to the Acquisition and/or the Closing shall be paid as follows:

(a) Sellers shall pay: (i) the cost of releasing or reconveying any mortgage or deed of trust encumbering any Golf Course Property; (ii) one-half of all real estate recordation charges or documentary, transfer or recording fees or taxes, if any, payable in connection with recording the Deeds or other instruments to be recorded in connection with the conveyance of the Golf Course Properties; (iii) one-half of the escrow fees and charges of Escrow Holder; (iv) the cost of obtaining any Landlord’s Consents or estoppels from Landlords under the Leases, and (v) any sales tax in connection with the transfer to Buyer or EAGL of the Personal Property (provided that Buyer and EAGL agree to take such actions as Sellers may reasonably request to avoid or minimize any such sales tax, including obtaining and providing to Sellers a resale certificate); and (vi) reasonable expenses incurred in connection with obtaining the LV Partner Consent.

(b) Buyer shall pay (i) all costs related to Buyer’s due diligence, including the costs of updating existing, or preparing new, environmental assessment reports, property condition reports or property surveys; (ii) one-half of all real estate recordation charges or documentary, transfer or recording fees or taxes, if any, payable in connection with recording the Deeds or other instruments to be recorded in connection with the conveyance of the Golf Course Properties; (iii) all costs associated with the lease or sublease, as applicable, of the CNL Properties by Buyer to EAGL, including any cost, tax or assessment relating to the recording of any memoranda or notice of lease or sublease associated therewith; (iv) the cost of obtaining each Title Policy (including the cost of any endorsements thereto requested by Buyer) and (v) the buyout payments for any Leased Equipment that Buyer elects to purchase pursuant to Section 3.7(a)(i).

(c) Buyer and Seller shall each pay their own legal fees and other incidental expenses incurred in connection with the transactions contemplated by this Agreement, except that the fees and costs associated with the audit of financial statements by Sellers auditors, described in Section 13.17, shall be paid by Buyer in accordance with the Audit Letter Agreement, as amended.

(d) All closing costs not otherwise specified in this Section 6.5 shall be paid by Buyer or Sellers in the manner customary in the county in which the Golf Course Property is located.

The parties agree to cooperate reasonably with each other to minimize the real estate recordation charges or documentary, transfer or recording fees or taxes payable pursuant to Sections 6.5(a) and 6.5(b). With respect to the EAGL Properties, the values used to calculate such fees or taxes shall (to the extent the relevant taxing authority agrees) be based upon the appraised values as determined by the appraisals obtained by EAGL prior to Closing.

6.6 Prorations. At the Closing, prorations between the Operator or applicable Seller, on the one hand, and Buyer (on behalf of itself and EAGL), on the other hand, shall be made for each Golf Course Property as follows:

(a) All general ad valorem taxes, special assessments and other taxes or charges of a similar nature imposed by any Governmental Authority against the Property, or by any applicable property owners association, utility district or any other body (collectively, the “Impositions” ) against the Golf Course Properties for all prior years and all current year Impositions that are due and payable on or before the Closing Date shall have been paid by the applicable Owner or, to the extent required under the applicable Lease, by the Tenant under such Lease, on or before the Closing Date, subject to proration as follows: Buyer shall be responsible for the payment to each applicable Seller of the amount of Impositions that relate to the period on and after the Closing Date (and the Sellers shall be responsible for the payment of such Impositions relating to the period prior to the Closing Date). To the extent that Impositions for the current year have accrued but are not yet due and payable, such amounts shall be paid by Buyer (or EAGL, as applicable) following the Closing Date, and Buyer shall receive a credit against the Purchase Price for the amount thereof that is attributable to the period prior to Closing, such pro ration to be based on the most recent available information, as adjusted by any known changes relating to the period during which the Closing occurs, and shall be subject to true-up pursuant to Section 6.6(j).

(b) All charges for gas, electricity, water, telephone, sewer and other utilities shall be prorated on the basis of the most recent available information, as reasonably adjusted to account for known variances from usage that would not otherwise be reflected in such information; Sellers shall request that the companies and municipalities furnishing utility services to the Properties make termination readings on the morning of the Closing Date, or on a date as soon thereafter as practicable, and submit final statements for utility services, which shall be reconciled pursuant to the Statement of Adjustments.

(c) All membership dues for the month in which the Closing occurs or for any subsequent period after Closing, all items of expense under Approved Contracts, and all membership fees, charges, handicap fees, driving range fees, golf club storage fees, locker fees, trail fees and other income items that have accrued to the accounts of members or customers of the Golf Course Properties but that have not been invoiced as of the Closing Date, shall be prorated as of the Closing Date, except that liability in respect of Refundable Membership Deposits shall be treated in the manner addressed in Section 5.3 and shall not be prorated.

(d) All prepaid membership dues, fees or charges, handicap fees, driving range fees, golf club storage fees, locker fees, trail fees and other charges collected by Seller or the Operator, as applicable, with respect to the Golf Club Properties shall be prorated as of the Closing Date.

(e) Buyer shall receive a credit in the amount of all deposits received by Sellers or the Operator, as applicable, for Bookings to take place after the Closing (and shall assume all liability arising after Closing with respect thereto).

(f) Buyer shall receive a credit for all gift certificates, rain checks, or other instruments redeemable for goods or services at the Golf Course Properties and sold or issued on or after the date that is twelve (12) months prior to the Closing Date, to the extent they have neither been redeemed nor expired as of the Closing Date; provided, however, that the Buyer will not receive a credit for the redemption value of any electronic gift cards which will not be capable of being redeemed at the Golf Course Properties following termination of the existing point of sale software; Buyer agrees that all customers who present such cards for redemption at the Golf Course Properties will be referred to AGC’s website (www.americangolf.com), where they can redeem the cards on line, or to AGC’s customer service line (888-426-4653), where they can request a refund.

(g) Except as provided in Sections 5.2(b) and 6.6(k), all other items of income or expense with respect to the Property shall be prorated as of the Closing Date, with all such items of income and expense that relate to the Closing Date and the period after the Closing Date being credited and/or charged, as applicable, to the Buyer’s account. Without limiting the generality of the preceding sentence, (i) income received by Sellers and accounts receivable that represent billings for goods and services to be rendered on or after the Closing Date shall be for the account of Buyers, (ii) pre paid expenses which relate to goods or services to be provided to the Golf Course Properties in the ordinary course of business (or for other purposes approved by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed) on or after the Closing Date shall be borne by Buyers, and (iii) refunds, to the extent relating to the period prior to the Closing, shall be for the account of Sellers or the Operator, as applicable.

(h) For all items of income or expense that relate to a period in which the Closing Date (or, as applicable, the Follow-on Closing Date) occurs, all prorations shall be made on the basis of a fraction, the denominator of which is the actual number of days in such period and the numerator of which is (a) for purposes of determining the Sellers’ share of such items of income or expense, the number of days in such period that precede the Closing Date and (b) for purposes of determining the Buyer’s share of such items of income or expense, the number of days in such period that fall on or after the Closing Date.

(i) Seller shall be responsible for (i) any Income Tax (as hereinafter defined) allocated to the Las Vegas Seller (or any previous direct or indirect holder of the Las Vegas Interest) pursuant to the Joint Venture Agreement and relating to the period prior to the Closing (the “Sellers’ Tax Liability Period”) and (ii) any Income Tax liability resulting from the receipt of any portion of the Purchase Price by Las Vegas Seller for the sale of the Las Vegas Interest pursuant to this Agreement (collectively, “Sellers’ Ownership Income Tax Liability”), and Buyer shall be responsible for any Income Tax allocated to the owner of the Las Vegas Interest pursuant to the Joint Venture Agreement and relating to the period on and after the Closing Date (except for any Sellers’ Ownership Income Tax Liability described in clause (ii) of this sentence). Seller hereby agrees to indemnify and hold harmless Buyer from and against any Claim that may be incurred by Buyer by reason of Seller’s breach of its obligation to pay any Sellers’ Ownership Income Tax Liability. “Income Tax” shall mean any federal or state income tax, along with interest and penalties assessed thereon, due and payable by the owner of the Las Vegas Interest in connection with the ownership or operation of the Property (as that term is defined in the Joint Venture Agreement) (but specifically excluding any state or local transfer or excise tax due in connection with the sale of the Las Vegas Interest pursuant to this Agreement, which shall be shared equally by the parties consistent with clause (ii) of Sections 6.5(a) and 6.5(b))).

(j) Prorations shall be calculated on the basis of the best information available at Closing. The amount of all prorations shall be subject to adjustment in cash after Closing outside of Escrow, as and when more complete and accurate information becomes available. Seller and Buyer agree to cooperate and use their best efforts to make such adjustments not later than ninety (90) days after the Closing Date (which cooperation may include permitting reasonable inspections of the other parties’ books and records), except that, with respect to adjustments relating to real property taxes, Sellers and Buyer shall make such adjustments promptly after receipt of applicable tax bills.

(k) Notwithstanding Section 6.6(c), all of Sellers’ Payables shall be Sellers’ sole responsibility to pay. Payment of Sellers’ Payables shall be made in accordance with the protocol attached hereto as Schedule 6.6(k).

(l) At least five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a tentative statement of prorations and price adjustments (the “Statement of Adjustments”) setting forth a preliminary determination and allocation between Buyer and Sellers of all price adjustments to be made pursuant to Section 5.2 and all items to be prorated pursuant to this Section 6.6, supported by all detail reasonably necessary to make such determination. Prior to the Closing, Buyer and

Sellers shall make good faith efforts to agree on the Statement of Adjustments. If Buyer and Sellers reasonably disagree on the Statement of Adjustments, then the Sellers and the Buyer shall each submit to the other a Statement of Adjustments that reflects the prorations and price adjustments that such party determines to be appropriate, and: (1) the Closing shall occur when scheduled in accordance with this Agreement, (2) Buyer shall deposit into Escrow the amount due Sellers pursuant to the Statement of Adjustments submitted by Sellers, (3) Escrow Holder shall release to Sellers at Closing the amount due Sellers pursuant to the Statement of Adjustments submitted by Buyer, and (4) Sellers and Buyer shall jointly select a reputable independent accounting firm to make a prompt determination of the Statement of Adjustments and the prorations and price adjustments to be made, which determination shall be final, conclusive and binding on the parties. The cost of the independent accounting firm shall be borne one-half by Sellers and one-half by Buyer. Promptly after being notified of the independent accounting firm’s determination, Escrow Holder shall release the amount remaining in Escrow pursuant to this Section 6.6(l) to Sellers and/or Buyer (as applicable) in accordance with such determination.

ARTICLE 7 - TITLE

7.1 Title Commitments. Buyer has received commitments for title insurance (the “Commitments”) for each of the Golf Course Properties from First American Title Insurance Company (the “Title Company”) providing for the issuance of owner’s or leasehold policies of title insurance, as applicable (the “Title Policies”), in the form indicated in the Commitments, upon satisfaction of the conditions set forth in the Commitments. Buyer represents and warrants to Sellers that (i) true copies of the Commitments have been provided to Sellers and (ii) Buyer and EAGL have received copies of all documents shown as exceptions to title in the Commitments and have approved such exceptions to title, except for those exceptions described on Schedule 7.1.

7.2 Title Insurance. Sellers shall be responsible for (i) satisfying the conditions to the issuance of the Title Policies described on Schedule 7.2, relating to the satisfaction and release of existing mortgage or deed of trust liens, other monetary liens, or management or operating leases or agreements, and other matters listed on Schedule 7.2, the delivery of certified organizational documents, certificates of incumbency and appropriate resolutions, the delivery of customary gap and non-foreign person affidavits, and other matters customarily required to be delivered by a seller of property to evidence the lien-free conveyance thereof and (ii) curing Buyer’s objections to title and survey set forth on Schedule 7.1. Buyer shall be responsible for satisfying all conditions to issuance of the Title Policies other than those described in clause (i) and (ii) above.

ARTICLE 8 - DELIVERY OF DOCUMENTS BY SELLER

8.1 Due Diligence Materials.

(a) Pursuant to the Term Sheet, the Sellers and Operator represent and warrant that the Sellers and the Operator have, subject to Section 8.1(d), provided CNL, EAGL and their respective agents, representatives, lenders, investors, principals and affiliates (collectively the “Due Diligence Parties”) with access to all documents and information in the Operator’s or the applicable Seller’s possession and control relating to the Golf Course Properties (collectively “Due Diligence Materials”) including (i) access to Due Diligence Materials currently provided on an electronic data room website established by Sellers, (ii) delivery of CDs or other electronic media to Buyer containing Due Diligence Materials, and (iii) access to files on hand in the offices of Greenberg Glusker Fields Claman, counsel to Sellers. The Due Diligence Materials included, to the extent available, current title policies, recent surveys, copies of environmental reports, appraisals, and other reports concerning the Golf Course Properties in Sellers’ possession or control, currently effective Licenses and Permits for each Golf Course Property, financial statements for the Golf Course Properties relating to the period during which Sellers or their affiliates owned such Golf Course Properties (but dating back not more than three (3) years), information regarding the membership at Golf Course Properties that are Private Clubs, litigation files relating to pending litigation that materially affects the ownership or ongoing operations of any Golf Course Property, employee files, to the extent Sellers are legally permitted to transfer such files, employment policies and handbooks, and other information reasonably requested by Buyer.

(b) Sellers and Operator represent and warrant that Sellers and Operator have, subject to Section 8.1(d), provided Buyer with or given Buyer access to (i) copies of all currently effective Contracts, (ii) copies of all Leases, (iii) copies of all Equipment Leases (other than the Textron Leases), (iv) a list of all Bookings to be held at each Golf Course Property and a copy of the form agreements used for such Bookings; (v) copies of the agreements or other documents pursuant to which Water Rights are available at each Golf Course Property, (vi) a list of all members of each Private Club as of the date specified thereon, and copies of all applicable Membership Documents; (vii) a true copy of the Trust Assumption Agreement; and (viii) copies of all agreements pursuant to which a fee is paid which entitles the person paying the fee to discounted rates at a Golf Course Property for a specified period of time.

(c) Sellers and Operator represent and warrant that Sellers and Operator have, subject to Section 8.1(d), also made available to Buyer copies of a list of employees currently employed at each Golf Course Property and, to the extent permitted by applicable law, the current salary, benefits, position and benefits eligibility of each such employee.

(d) Notwithstanding anything in this Section 8.1 to the contrary, it shall not be a breach of the representations and warranties made by Sellers and Operator in this Section 8.1 if any of the Due Diligence Materials and other materials referred to above or referred to in any of the Schedules attached hereto are incomplete in any respect that would not be material to the Acquisition or to the ownership, use, operation or maintenance of the Golf Course Properties, individually or in the aggregate.

8.2 Additional Materials. Seller shall continue to provide Buyer access to (1) the electronic data room referred to in clause (i) of Section 8.1(a) and (2) the files relating to the Property and located in the offices of Sellers’ counsel referred to in clause (iii) of Section 8.1(a).

Within two (2) Business Days following Buyer’s request for copies of any Contracts, Sellers shall (unless prevented from doing so by the terms of any Contracts that will not be assigned to and assumed by Buyer or EAGL) provide Buyer true and complete copies thereof.

ARTICLE 9 - ACCESS; APPROVED CONTRACTS AND LIQUOR LICENSES

9.1 Access to Property; Inspections. From the Effective Date and continuing through the Closing Date (and, with respect to the Follow-on Properties continuing through the Follow-on Closing Date), Buyer and EAGL, and their respective agents and representatives, shall be entitled to enter onto each Golf Course Property, Substitute Leasehold Property and any leasehold property of Seller that Sellers have proposed to Buyer as a Substitute Leasehold Property to assess the ongoing operations and physical condition thereof in accordance with the terms of that certain Site Access Agreement by and between Sellers and CNL dated as of August 28, 2007, and that certain Site Access Agreement by and between Sellers and EAGL dated August 28, 2007 (collectively, the “Site Access Agreements”). The terms and provisions of the Site Access Agreements are incorporated herein by reference.

9.2 Due Diligence Complete. Prior to executing this Agreement, Buyer and EAGL satisfied themselves as to (i) the legal description of the Land, (ii) the title insurance coverage offered by the Commitments, (iii) the nature and extent of all exceptions to title referred to in the Commitments (except as reflected as Schedule 7.1 hereto), (iv) the matters and materials described in Section 8.1, including the terms and conditions of all Approved Contracts, Leases and Membership Documents, (v) the physical and environmental condition of each Golf Course Property (except as described in Section 4.1(i)); (vi) the sufficiency of water to serve the needs of each Golf Course Property, (vii) the quality and nature of the operations of the Golf Course Properties and (viii) all other aspects of the Property to be acquired; provided, however, the foregoing acknowledgement shall not waive or release any of Sellers’ express representations and warranties in this Agreement or estop Buyer’s reliance thereon (except as provided in Sections 10.3 or 10.4).

9.3 Assumption of Approved Contracts. All Contracts in effect on the Effective Date, except those listed on Schedule 2.1(B), are “Approved Contracts.” The Approved Contracts shall include, all Membership Documents relating to memberships sold prior to the Closing, all contracts for Bookings scheduled to take place after the Closing, and all Contracts (including Membership Documents) entered into in compliance with Section 13.2. As of the Closing Date, Buyer shall assume the Approved Contracts other than Membership Documents, and EAGL shall assume all Membership Documents.

9.4 Liquor Licenses.

(a) Current Alcoholic Beverage Licenses. Attached hereto as Schedule 9.4(a) is a list of the alcoholic beverage licenses, private alcohol club permits and other Governmental Approvals relating to the sale or service of alcoholic beverages at the Golf Course Properties. Buyer and EAGL acknowledge that, if they wish to sell or serve alcoholic beverages at such Golf Course Properties, they will need to obtain a transfer or replacement of such Governmental Approvals and otherwise comply with all applicable laws and requirements relating to the sale or service of alcoholic beverages at the Golf Course Properties.

(b) New Alcoholic Beverage Licenses. Neither the Operator nor any of the Sellers guaranties the transfer, renewal or re-issuance of any licenses or permits necessary to serve alcoholic beverages at any of the Golf Course Properties. If Buyer or EAGL desires to obtain new alcoholic beverages licenses permitting them to serve alcoholic beverage at any Golf Course Property, then Buyer or EAGL, as applicable, shall, at their sole cost, risk and expense (i) use reasonable efforts to obtain all Governmental Approvals necessary to obtain such new alcoholic beverage licenses as soon as reasonably practicable, but in any event not sooner than the Closing Date, and (ii) follow all legal procedures and processes necessary or advisable for them to obtain the new alcoholic beverage licenses.

(c) Assumption of Operations Under Private Alcohol Club Permits. If Buyer or EAGL desires to assume operations under any private alcohol club permits, then such Person shall, at its sole cost, risk and expense, (i) use reasonable efforts to obtain all Governmental Approvals necessary to transfer the operations under the private alcohol club permits to such Person as soon as reasonably possible, but in any event not sooner than the Closing Date, and (ii) follow all legal procedures and processes necessary or advisable to accomplish the transfer of operations under the private alcohol club permits to such Person. Operator and each applicable Seller agree to cooperate with Buyer and EAGL in applying for such transfer of operations and, except to the extent contemplated by Section 9.4(e) below, shall cause the current officers and directors of said private alcohol clubs to resign such positions effective as of the Closing Date.

(d) Failure of Liquor Approvals has no Effect on Agreement. Buyer and EAGL acknowledge and agree that the Purchase Price shall not be reduced, and neither Buyer nor EAGL shall otherwise be entitled to any compensation, in the event any or all new alcoholic beverage licenses are not obtained by Buyer or EAGL with respect to any Golf Course Property and/or in the event Buyer or EAGL is not legally entitled to assume operation under any private alcohol club permit. Buyer’s purchase of the Property is not contingent upon Buyer’s or EAGL’s obtaining any new alcoholic beverage licenses, or Buyer’s or EAGL’s obtaining the right to assume operations under any private alcohol club permits. Buyer and EAGL shall not have the right to terminate this Agreement, in full or with respect to any Golf Course Property, because of a failure, delay or uncertainty in obtaining any such licenses or permits or any such right to assume operations under any such private alcohol club permits. Buyer expressly waives any right of rescission which might otherwise exist if Buyer or EAGL is unable to obtain any or all alcoholic beverage licenses and/or the right to assume operations under any private alcohol club permits.

(e) Interim Management Agreement. Without limiting or otherwise affecting the provisions of Section 9.4(d), if Buyer or EAGL has not obtained new liquor licenses with respect to one or more of the Golf Course Properties by the Closing Date, and if permitted under applicable law, then, so long as Buyer and EAGL notify the Operator and the applicable Seller in writing at least seven (7) Business Days before the Closing Date that Buyer or EAGL, as applicable, elects to enter into the same with the Operator or the applicable Seller, the Operator or such Seller, on the one hand, and Buyer or EAGL, on the other hand, shall execute and deliver, at the Closing, an interim management agreement or beverage service agreement (each, an “Interim Management Agreement”) with respect to the applicable Golf Course Properties in form and content reasonably acceptable to such Persons to allow Buyer or EAGL, as applicable, to operate the alcoholic beverage operations at the applicable Golf Course Properties utilizing the same liquor licenses which the Operator or the applicable Seller currently utilizes. The term of the Interim Management Agreement shall be from the Closing Date through the earlier of the date which is one hundred eighty (180) days thereafter, or the date Buyer or EAGL, as applicable, obtains its own liquor license for the applicable Golf Course Properties. Under the Interim Management Agreement, among other things, (i) Buyer or EAGL, as applicable, shall name the Operator and/or Seller, as applicable, as an additional insured on Buyer’s (or EAGL’s) commercial general liability insurance policy (which policy must contain a liquor service endorsement); (ii) the parties shall use reasonable efforts to maintain in full force and effect, and if necessary renew, each applicable liquor license during the term of the Interim Management Agreement; and (iii) Buyer or EAGL, as applicable, shall protect, defend, indemnify and hold harmless the Operator and/or Seller, as applicable, from and against any and all Claims arising out of or in connection with the alcoholic beverage operations at the Golf Course Properties on or after the Closing Date, except to the extent such Claims result from the gross negligence or willful misconduct of the Operator or the applicable Seller. Buyer shall bear all costs of preparing, executing and performing under each Interim Management Agreement, including, payment of all costs incurred by Operator or its employees in performing thereunder. Neither the Operator nor any Seller shall have any liability for failure to agree to the terms of an Interim Management Agreement.

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES OF SELLER; SURVIVAL

10.1 Representations and Warranties of Seller. The Sellers make the following representations and warranties to Buyer and make the representations and warranties in Section 10.1(d) through (k) and (m) through (bb) to Buyer and EAGL jointly, provided that such joint certification shall not expand Sellers’ total liability with respect to a violation of such representation or warranty:

(a) Capacity. NGP represents and warrants that it is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each State where the ownership of its assets or the conduct of its business makes such qualification necessary. AGC represents and warrants that it is a corporation organized, validly existing and in good standing under the laws of the State of California and is qualified to do business in each State where the ownership of its assets or the conduct of its business makes such qualification necessary. NGP and AGC represent and warrant that each other Seller that is identified herein as a corporation, a limited partnership or a limited liability company is organized, validly existing and in good standing under the laws of the state in which it is organized (as indicated on the signature pages hereof) and that each such Seller is qualified to do business in each state where it owns a Golf Course Property and in each other state where the ownership of its assets or the conduct of its business makes such qualification necessary. NGP and AGC represent and warrant that they each have, and each such other Seller has, subject to obtaining the consents, approvals and authorizations set forth on Schedule 10.1(a) (“Consents”), the requisite right, power, legal capacity, and authority to enter into this Agreement and to fully perform each and all of its respective obligations under this Agreement.

(b) Due Authorization. NGP and AGC represent and warrant that each of the documents to be executed by it or by any other Seller and delivered to Buyer, EAGL or Escrow Holder will, at the time such delivery is made, be duly authorized, executed and delivered by the Seller making delivery of same, and will be the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms, and subject to obtaining the Consents, will not violate any provisions of any agreement to which such Seller is a party or to which such Seller is subject.

(c) Seller Not a “Foreign Person”. NGP and AGC each represents and warrants that neither it nor any of the other Sellers is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(d) Title to Personal Property. NGP and AGC each represents and warrants that it, and each other Seller (including AGC, as the Operator) shall convey to Buyer at Closing good title to the Personal Property owned by such Person free and clear of all liens, claims, security interests, leases, restrictions, and encumbrances of any nature, except for the Permitted Exceptions.

(e) Governmental Approvals. Except as provided in Schedule 10.1(e), to the knowledge of Sellers, the Governmental Approvals issued at the Golf Course Properties are in full force and effect and in good standing. NGP and AGC represent and warrant that neither they, nor any other Seller nor, to their knowledge, any agent or employee of any Seller, has received notice of any intention on the part of the issuing authority to cancel, suspend, or modify any of the Government Approvals or to take any action or institute any proceedings to effect such a cancellation, suspension, or modification. To the knowledge of Sellers, the Governmental Approvals constitute all of the permits and licenses that are necessary for the lawful use and operation of each Golf Course Property as currently conducted.

(f) Contracts. Sellers represent and warrant that (i) to their knowledge, all Contracts heretofore delivered to Buyer are in all material respects true, complete and correct copies of such Contracts, (ii) to the extent material to the ownership, use and operation of the Golf Course Properties, such Contracts are, to their knowledge, in full force and effect, without default by any party thereto, (iii) to their knowledge, there are no outstanding contracts, commitments, leases, or agreements of any material nature to which the Golf Course Properties or the Property is or may become subject, except the Contracts, (iv) Sellers have received no notice from any party regarding any alleged default, which would be material and which has not been previously cured or resolved, and (v) to their knowledge, there are no amendments or any other agreements concerning the Contracts that are not included in the Contracts.

(g) Compliance with Legal Requirements. Except as set forth on Schedule 10.1(g), to the knowledge of Sellers: (i) the real property on which each Golf Course Property is located is properly zoned for its use as a golf course and for all existing associated uses, and no Seller has received any written notices advising of a violation of any zoning laws, ordinances or other Legal Requirements relating to such Golf Course Property and (ii) there are no pending governmental proceedings to alter or restrict the zoning or the permitted uses applicable to the Golf Course Property. Sellers have not received any notice, written or otherwise, from any Governmental Authority requiring the correction of any condition with respect to the Land, the Improvements or the Tangible Personal Property which might be in violation of any Legal Requirement and to the knowledge of Sellers, there exists no condition with respect to the Land, the Improvements or the Tangible Personal Property that is in violation of a Legal Requirement. Sellers have not received any notice, written or otherwise, from any homeowner’s association or similar body alleging violations by any Golf Course Property of any applicable recorded covenants, conditions or restrictions. With respect to the matters set forth on Schedule 10.1(g), the Sellers have begun, or intend to promptly begin, to take all corrective actions required under the notices described on such schedule and will make good faith diligent efforts to complete such actions as set forth in Section 13.2 hereof.

(h) Absence of Litigation. Except as set forth on Schedule 10.1(h), there are no pending or, to the knowledge of Sellers, threatened lawsuits or proceedings involving any Golf Course Property or any Seller’s rights in, to or under the Property that affects the ownership or ongoing operations of any Golf Course Property. There are no existing or pending actions, suits, litigation, claims, proceedings, or, to Sellers’ knowledge, governmental investigations with respect to any aspect of the Property or the Golf Course Properties or affecting Sellers right to enter or perform this Agreement, nor, to the knowledge of Sellers, have any such actions, suits, litigation, claims, proceedings, or governmental investigations been threatened or asserted.

(i) Absence of Condemnation Proceedings. Except as set forth on Schedule 10.1(i), Sellers have received no written notice of any pending eminent domain or condemnation proceeding affecting any Golf Course Property or any portion thereof, and to the knowledge of Sellers, there is no pending eminent domain or condemnation proceeding affecting any Golf Course Property or any portion thereof.

(j) Labor Matters. There are no collective bargaining agreements covering the employees engaged by Operator or any Seller at any of the Golf Course Properties. To the knowledge of Sellers, except as may be set forth on Schedule 10.1(j), (a) there have been no demands for collective bargaining by any union or labor organization or other organization with respect to such employees and (b) there are no material labor disputes between any such employees and the applicable Seller or Operator of the Golf Course Properties.

(k) This Agreement Not in Conflict. To the knowledge of Sellers, subject to the obtaining of the Landlord Consents and LV Partner Consent, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will, in any material respect, result in a breach of or constitute a default under any other agreement, commitment or obligation to which any Seller or any of the Property is bound.

(l) Solvency. Neither NGP, AGC nor any Seller has: (a) filed any voluntary petition in bankruptcy (liquidation or reorganization) or suffered the filing of any involuntary petition by its creditors; (b) made a general assignment for the benefit of creditors; (c) suffered the appointment of a receiver or trustee to take possession of all or substantially all of its assets; or (d) suffered the attachment or other judicial seizure of all or substantially all of its assets.

(m) Financial Statements. The financial statements delivered to Buyer prior to the Effective Date and the Financial Statements to be provided pursuant to Section 13.17: (i) are and will be true and correct in all material respects, (ii) do and will present fairly the financial results of the Golf Course Properties for the periods to which they pertain, and (iii) have been and will be prepared in a manner consistent with the financial statements prepared during the same time period for other golf course properties owned by NGP, AGC or any of their subsidiaries. Since the date of the financial statements, there has been no material adverse change in the financial condition of the Property.

(n) Access/Easements. To the knowledge of Sellers, except as set forth on Schedule 10.1(n), no circumstance or condition exists which would result in the termination of the current access to the Land from existing roads.

(o) Construction Claims. There are no bills or claims in connection with the construction of or any repairs to the Land, the Improvements, or the Tangible Personal Properties that have not been paid when due, other than bills or claims that are being contested in good faith and for which Sellers will remain responsible.

(p) Names, Trademarks, Logos. Sellers have the right to the names, trademarks, and logos used in connection with the operation of the Golf Course Properties described on Schedule 10.1(p) attached hereto as and where now conducted including the Course Names. Except as reflected on Schedule 10.1(p), Sellers do not have knowledge of any restrictions or rights of third parties that would prevent Sellers from effectively assigning the same to Buyer at Closing nor have Sellers received any notice or allegation that the use of such names, trademarks, and logos by Sellers in the operation of the Golf Course Properties and the Properties as and where now conducted violates or infringes the rights of any other person or entity.

(q) Golf Course Properties Memberships. Except as disclosed in the Membership Documents or on Schedule 10.1(q) attached hereto, and except for concessions or waivers of monthly dues, fees or other rules or obligations that may be granted to individual members as a matter of member relations (which, singly or in the aggregate, would not be material), there are no generally applicable covenants, restrictions, or agreements (including any rule, regulation, or bylaw relating to membership) made by Sellers with respect to the Golf Course Properties concerning (i) the total allowable number of Members or classes of membership in the Golf Course Properties, (ii) qualifications or approval required for new Members, (iii) the amount of initiation fees, deposits, course fees, or other fees to be charged to the membership generally for their usage of the Land and the Improvements, or (iv) refund rights or other rights of members of the Golf Course Properties. The membership list attached as Schedule 10.1(q) is a true and correct listing of (1) all members in the Private Clubs as of September 24, 2007 and (2) each member’s membership classification. No individual, entity, or member has any (A) equity interest, right of first refusal, or financial interest in the Golf Course Properties or any of the Property or (B) rights to control or restrict the operation of the Golf Course Properties (except pursuant to Operating Agreements or other agreements that will be terminated at Closing).

(r) Environmental Laws. To Sellers’ knowledge, except as disclosed on Schedule 10.1(r) or in any environmental reports provided to or obtained by Buyer or EAGL, all operations and activities currently performed on the Land comply with, and, all previous operations and activities conducted by Sellers on the Golf Course Properties complied with, all applicable Environmental Laws. During the applicable Seller’s ownership or operation of a Golf Course Property, Sellers have not used, generated, manufactured, processed, treated, stored, transported, incinerated, released, or disposed of any Hazardous Material in, on, under, to, or from the Land associated with a Golf Course Property in violation of any applicable Environmental Laws. Sellers have not received, and Sellers do not have knowledge that any previous owner or occupant of the Land received any written citation, directive, demand, pleading, complaint, claim, information inquiry, notice of potential responsibility, notice of violation, order, notice of investigation, or other written communication, from any governmental authority, or any person or entity, regarding (i) the existence of any Hazardous Material (including friable asbestos) in, on, under, or migrating from, the Land in violation of Environmental Laws or (ii) the potential liability or responsibility of Sellers under any Environmental Law. Notwithstanding any other provision of this agreement, this Section 10.1(r) constitutes Sellers’ sole and exclusive representation and warranty with respect to Environmental Laws, Hazardous Materials, asbestos or other environmental matters.

(s) Utilities. To Sellers’ knowledge, no fact or condition exists that could reasonably be expected to result in the termination or impairment in the furnishing of utility services to the Golf Course Properties, including water, solid waste and sewage disposal, telephone, gas, and electricity. To Sellers’ knowledge, such facilities and services available as of the Effective Date are adequate for the use and operation of the Golf Course Properties as currently conducted.

(t) Severance Arrangements. Sellers have not entered into any severance or similar arrangement in respect of any present or former officer or employee of Sellers that will result in any obligation, whether absolute or contingent, of Buyer or EAGL to make any payment to any such present or former personnel following termination of employment by Sellers. The Las Vegas Partnership has not entered into any severance or similar arrangement in respect of any present or former officer or employee of the Las Vegas Partnership that will result in any obligation, whether absolute or contingent, of Buyer or EAGL to make any payment to any such present or former personnel following termination of employment by the Las Vegas Partnership.

(u) Taxes. To Sellers’ knowledge, no Impositions (other than as disclosed in the tax bills delivered to Buyer) have been levied against the Properties. Other than those listed on Schedule 10.1(u), Sellers have no knowledge, of any intended public improvements which will result in any charge being levied against, or in the creation of any lien upon, the Properties or any portion thereof. Sellers have not received any written notice from a Governmental Authority expressing an intention to change the assessed valuation of the Properties (it being understood that a change in assessed valuation is possible under the normal reassessment policies of applicable Governmental Authorities, including possible reassessments resulting from the recordation of documents in connection with the Acquisition).

(v) Wetlands and Endangered Species. Sellers are not party to or otherwise bound by any agreement, protocol, governmental order or other arrangement affecting the Golf Course Properties that requires the owner or operator of the Golf Course Properties to (1) take measures or perform work on or off the Golf Course Properties or (2) change the manner in which the Golf Course Properties are currently operated, to mitigate or remedy the impact of the operation of the Golf Course Properties on wetlands or habitat for endangered species located on the Golf Course Properties.

(w) No Unrecorded Encumbrances. To Sellers’ knowledge, there are no unrecorded liens, encumbrances, options, or rights of first refusal that affect the Properties.

(x) Water Rights. To Sellers’ knowledge, except as disclosed in Schedule 10.1(x), each Golf Course Property as of the Effective Date has available access to water to operate and maintain such Golf Course Property in substantially the same manner in which it has been maintained during the thirty-six (36) (on an average basis) months preceding the Effective Date, and Sellers know of no facts, circumstances or restrictions that would prevent them from conveying the water rights and water agreements held by them and relating to the Golf Course Properties.

(y) Bookings. NGP and AGC represent and warrant that the list attached as Schedule 10.1(y) is, as of the date stated therein, a complete list, in all material respects, of Bookings to take place after the Closing and of the deposits received with respect to such Bookings.

(z) Deposit Refund List. NGP and AGC represent and warrant that the list attached hereto as Schedule 5.3(d) is a true, correct and complete list, in all material respects, of Refundable Membership Deposits as of June 30, 2007 (“Deposit Refund List“); Sellers shall be permitted to continue to sell memberships in the ordinary course of business, subject to the limitations in Section 13.14, the refund obligations as to which shall be deemed added to the Deposit Refund List, and Sellers shall deliver an updated Deposit Refund List at the Closing that is as current as practicable as of the Closing Date (and will update that list current as of the Closing Date promptly thereafter).

(aa) Representations and Warranties Regarding Las Vegas Interest. The Las Vegas Seller represents and warrants that:

(i) Las Vegas Seller is a corporation organized, validly existing and in good standing under the laws of the State of Kansas and is authorized to transact business in the State of Nevada, with all necessary power and authority to execute, deliver and perform this Agreement and any other agreements, certificates, instruments and documents required to be executed and delivered by it pursuant hereto, and to consummate the transaction contemplated herein;

(ii) the execution and delivery by the Las Vegas Seller of the Las Vegas Assignment and the consummation of the sale of the Las Vegas Interest to Buyer, will not constitute (with the giving of notice or the lapse of time or both) a violation of, be in conflict with, result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (i) any agreement, commitment or understanding to which the Las Vegas Seller or, to the Las Vegas Seller’s knowledge, the Las Vegas Partnership is subject or by which it is bound, or (ii) any applicable law;

(iii) Las Vegas Seller is the sole owner of the Las Vegas Interest and has, and will have on the Closing Date, title to such Las Vegas Interest, free and clear of any and all encumbrances, liens, claims, proxies and voting or other agreements of any kind or nature (other than voting or other restrictions described in the Joint Venture Agreement). At Closing, Seller shall cause Las Vegas Seller to transfer to the Buyer title to the Las Vegas Interest, free and clear of any and all encumbrances, liens, claims, proxies and voting or other agreements of any kind or nature.

(iv) To the Las Vegas Seller’s knowledge, the Las Vegas Partnership is: (a) organized, validly existing and in good standing under the laws of the State of Nevada and (b) has all necessary power and authority to carry on its business and to own, lease and operate its properties.

(v) There are no outstanding purchase options, shares, certificates, or other evidences of ownership interest in the Las Vegas Interest other than (a) the provisions of this Agreement providing for the sale of the Las Vegas Interest to

Buyer and (b) restrictions and rights of first offer described in the Joint Venture Agreement.

(vi) The Joint Venture Agreement has not been amended, supplemented or modified and such document represents all of the operative organizational documents of the Las Vegas Partnership, except for the management agreement between the Las Vegas Seller and the Las Vegas Partnership. To the Las Vegas Sellers’ knowledge, the Joint Venture Agreement is in full force and effect and is enforceable in accordance with its terms.

(vii) Las Vegas Seller’s capital account in the Las Vegas Partnership as of the Effective Date is $1,989,408 as of June 30, 2007, which may be adjusted in accordance with the terms of the Joint Venture Agreement of the Las Vegas Partnership.

(viii) To the Las Vegas Seller’s knowledge, the Las Vegas Partnership is not in default under any loan documents or any other agreements to which it is a party, nor, to the Las Vegas Seller’s knowledge, is the Property (as that term is defined in the Joint Venture Agreement) in violation of any restrictive covenants, easements or agreements encumbering the Property or any Legal Requirements.

(ix) To the Las Vegas Seller’s knowledge, the Las Vegas Partnership does not have any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) that are of a type required to be disclosed or reflected in financial statements in accordance with GAAP except for (A) any such liabilities reflected in the Las Vegas Partnership’s most recent balance sheet or (B) any such liabilities that have been incurred in the ordinary course of business since the date of such balance sheet.

(x) To the Las Vegas Seller’s knowledge, (A) since the date of the most recent balance sheet of the Las Vegas Partnership, the Las Vegas Partnership has not obtained or otherwise incurred any indebtedness for borrowed money, or assumed, guaranteed or endorsed or otherwise as an accommodation become responsible for the debt obligations of another person; (B) except as disclosed in the Due Diligence Materials, the Las Vegas Partnership is not a party to any material debt agreements, including term or revolving loan agreements, trust indentures, lines of credit, mortgages, or significant property or equipment leases; (C) except as disclosed in the Due Diligence Materials, the Las Vegas Partnership is not a party to any interest rate cap, hurdle or swap or other hedging mechanism relating to any of the foregoing.

(xi) Neither the Las Vegas Seller nor, to the Las Vegas Seller’s knowledge, any officer, director, manager or partner of the Las Vegas Partnership is in default under the Joint Venture Agreement, and, to the Las Vegas Seller’s knowledge, there is no existing condition that, with notice or the passage of time or both, would constitute a default by Las Vegas Seller or any of the foregoing parties under the Joint Venture Agreement. As of the Effective Date, no Seller has

(and to the Las Vegas Sellers’ knowledge, no other party has) any claim under the Joint Venture Agreement, whether for indemnification or otherwise.

(xii) Las Vegas Seller has filed, or caused the Las Vegas Partnership to file, all applicable federal, state, local and foreign tax returns required to be filed by it to date, which are accurate and complete in all material respects, and the Las Vegas Partnership has paid all taxes, interest, penalties and assessments (including withholding, excise, unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes, import duties or charges, regulatory fees and all penalties and interest in respect thereof) required to have been paid to date with respect to or involving the Las Vegas Partnership. All taxes and other assessments and levies which Las Vegas Partnership is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities and agencies to the extent due and payable. To the Las Vegas Seller’s knowledge, (a) there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of the Las Vegas Partnership and (b) there is no pending audit or audits with respect to any federal, state or local tax returns of the Las Vegas Partnership (and, to the knowledge of Las Vegas Seller, no such audit has been threatened). There are no delinquent taxes, charges or assessments of any nature or description arising out of the conduct of the Las Vegas Partnership’s business as of the Effective Date which would constitute a lien against any of the Las Vegas Partnership’s assets that will be unpaid and delinquent at the date of Closing or not paid from Seller’s closing proceeds.

(bb) Cemeteries. Except as disclosed on Schedule 10.1(bb) or in the title commitments, surveys or other due diligence materials obtained by Buyer and/or EAGL in connection with the Acquisition, no portion of the Land has, to Sellers’ knowledge, been used as a graveyard or cemetery.

10.2 Knowledge of Sellers or Operator. The term (i) “knowledge of Sellers” or any similar phrase as used in this Agreement shall be limited to the actual knowledge, without investigation or inquiry, of Paul Major (President), Keith Brown (Chief Operations Officer - West), Steve Paris (Chief Operations Officer - East), Mark Friedman (Senior Vice President and General Counsel), Michael Moecker (acting Chief Financial Officer) or, as relates to individual Golf Course Properties, the actual knowledge of the Regional Directors of the markets in which the affected Golf Course Property is located and of the General Manager or Superintendent of such Golf Course Property, which Regional Directors, General Managers and Superintendents are identified on Schedule 10.2.

10.3 Warranties Survive Closing. The representations and warranties made in this Agreement by any Seller or by the Operator shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that no Claim by Buyer or EAGL for breach of any representation or warranty made in this Agreement may be prosecuted by Buyer or EAGL unless (a) Buyer or EAGL, as applicable, has on or before the date which is eighteen (18) months after the Closing Date (or, with respect to Known Matters, prior to the Closing), delivered a notice to Sellers (and Operator, as applicable) (i) setting forth in reasonable detail the facts upon which the

Claim is based, (ii) containing a specific statement of the representations or warranties which Buyer or EAGL, as applicable, claims to have been inaccurate, and (iii) containing a statement of the amount of damages claimed; (b) Buyer has, on or before the date which is twenty-one (21) months after the Closing Date, commenced suit in a court of appropriate jurisdiction for breach of such representation and warranty, and (c) such claim is permitted under the terms of Section 10.4 below.

10.4 Limitation on Claims. Notwithstanding any provision of this Agreement to the contrary, neither the Operator nor any Seller shall have any liability to Buyer or EAGL, as applicable, or any of their Affiliates, with respect to any Claims based on Known Matters of which Buyer or EAGL, as applicable, have knowledge or notice prior to the Effective Date. If Buyer and/or EAGL, as applicable, first obtains information providing notice or knowledge of Known Matters after the Effective Date but prior to the Closing, and with knowledge or notice of same, nevertheless consummates the transaction contemplated by this Agreement, Buyer and EAGL agree that Sellers (or Operator, as applicable) shall have no liability to Buyer or EAGL or any of their Affiliates with respect to any Claims relating to such Known Matters unless, prior to consummation of the Closing, such party delivers written notice to Sellers (i) setting forth in reasonable detail the Known Matters upon which the Claim is based, (ii) containing a statement of the representations or warranties which Buyer or EAGL, as applicable, claims to have been inaccurate, and (iii) containing a statement of the amount of damages for which Buyer or EAGL, as applicable, believes Sellers are liable because of such Known Matters (which estimate shall not be binding on Sellers or the Operator). In any event, if, Buyer or EAGL discovers a breach of any such representations or warranties of the Operator or Sellers, whether prior to or following the Closing, the Sellers and the Operator shall not be liable, individually or collectively, in connection therewith, unless and until (in addition to the other limitations set forth in Section 10.3 or in the foregoing provisions of this Section 10.4) the total of all Claims for indemnity or damages with respect to any such breach, combined with any liability under Section 13.18, is reasonably estimated to exceed Six Hundred Thousand Dollars ($600,000.00) in the aggregate (the “Deductible”). Known Matters of which Buyer or EAGL are aware prior to the Effective Date, and Known Matters of which Buyer or EAGL first become aware after the Effective Date but on or before the Closing Date and that are not identified in writing by Buyer or EAGL to Sellers prior to consummation of the Closing, shall not form the basis of a Claim and shall not be counted in determining whether the Deductible has been reached. If the Deductible is reached, and except to the extent that Operator or Sellers have cured any matter that might otherwise form the basis of a Claim, then Operator and the applicable Sellers shall be liable for all Claims that are otherwise permitted by this Section 10.4 and properly asserted under Section 10.3 and that are based on actual uncured breaches of representations and warranties by Sellers or Operator, and not just all Claims in excess of the Deductible. In no event shall Operator or any Seller be liable to Buyer, EAGL or any of their affiliates, designees, successors or assigns for indirect, special, speculative or punitive damages arising out of or in connection with this Agreement.

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES OF BUYER; SURVIVAL

11.1 Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Sellers:

(a) Capacity of Buyer. Buyer is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in all states in which the ownership of its assets or the conduct of its business makes such qualification necessary. Buyer has the requisite right, power, legal capacity, and authority to enter into this Agreement and to fully perform each and all of its obligations under this Agreement.

(b) Due Authorization. All of the documents to be executed by Buyer and delivered to any Seller, to the Operator or to Escrow Holder will, at the time delivery is made, be duly authorized, executed and delivered by Buyer, and will be the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, and will not violate any provisions of any agreement to which Buyer is a party or to which Buyer or any material part of its assets is subject.

(c) Required Consents. Buyer has obtained and will maintain in effect all internal and governmental and other third party consents required for the execution and delivery of this Agreement. Except as set forth in Schedule 11.1(c), Buyer has obtained all internal and, to Buyer’s knowledge, governmental and third party consents required for the Buyer’s performance of this Agreement and its consummation of the transactions contemplated hereby.

(d) Assignees. As a condition to the right of Buyer to assign its rights hereunder to any assignee or designee permitted by Section 19.14, Buyer shall cause each such assignee or designee to make representations and warranties to the Sellers and the Operator substantially similar to those contained in the foregoing subsections of this Section 11.1.

(e) Sufficient Funds. Buyer will have access at Closing to immediately available funds sufficient to complete the Acquisition. Buyer’s obligation to acquire the CNL Properties (and to acquire or cause EAGL to acquire and take partial assignment of this Agreement with respect to the EAGL Properties) is not subject to any financing condition or financing contingency.

11.2 Representations and Warranties of EAGL. EAGL makes the following representations and warranties to Sellers:

(a) Capacity of EAGL. EAGL is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in all states in which the ownership of its assets or the conduct of its business makes such qualification necessary. EAGL has the requisite right, power, legal capacity, and authority to enter into this Agreement and to fully perform each and all of its obligations under this Agreement.

(b) Due Authorization. All of the documents to be executed by EAGL and delivered to Sellers, the Operator or Escrow Holder will, at the time delivery is made, be duly authorized, executed and delivered by EAGL, and will be the legal, valid and binding obligations of EAGL enforceable against EAGL in accordance with their respective terms, and will not violate any provisions of any agreement to which EAGL is a party or to which EAGL is subject.

(c) Required Consents. EAGL has obtained all internal and governmental and other third party consents required for the execution and delivery of this Agreement. Except as set forth in Schedule 11.2(c), EAGL has obtained all internal and, to EAGL’s knowledge, governmental and third party consents required for EAGL’s performance of this Agreement and its consummation of the transactions contemplated hereby.

(d) Assignees. As a condition to the right of EAGL to assign its rights hereunder to acquire the EAGL Fee Properties to one or more Approved EAGL Subsidiaries, EAGL shall cause each such Approved EAGL Subsidiary on the Closing Date to make representations and warranties to the Sellers and the Operator substantially similar to those contained in the foregoing subsections of this Section 11.2.

11.3 Representations and Warranties of EAGL Parent. EAGL Parent makes the following representations and warranties to Sellers:

(a) Capacity of EAGL Parent. EAGL Parent is a corporation, organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in all states in which the ownership of its assets or the conduct of its business makes such qualification necessary. EAGL Parent has the requisite right, power, legal capacity, and authority to enter into this Agreement and to fully perform each and all of its obligations under this Agreement.

(b) Due Authorization. All of the documents to be executed by EAGL Parent and delivered to Sellers, the Operator or Escrow Holder will, at the time delivery is made, be duly authorized, executed and delivered by EAGL Parent, and will be the legal, valid and binding obligations of EAGL Parent enforceable against EAGL Parent in accordance with their respective terms, and will not violate any provisions of any agreement to which EAGL Parent is a party or to which EAGL Parent is subject.

(c) Required Consents. EAGL Parent has obtained all internal and governmental and other third party consents required for the execution and delivery of this Agreement. Except as set forth in Schedule 11.3(c), EAGL Parent has obtained all internal and, to EAGL Parent’s knowledge, governmental and third party consents required for EAGL Parent’s performance of this Agreement and its consummation of the transactions contemplated hereby.

11.4 Warranties Survive Closing. The representations and warranties made in or pursuant to this Agreement by Buyer (or any assignee or designee thereof pursuant to Section 11.1(d)) and EAGL, EAGL Parent or any Approved EAGL Subsidiary shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that no Claim by Seller or Operator for breach of any representation or warranty made in this Agreement may be prosecuted by such Person following the Closing Date unless such Person has (a) on or before the date which is eighteen (18) months after the Closing Date, delivered a notice to Buyer and EAGL (i) setting forth in reasonable detail the facts under which the Claim is based, (ii) containing a specific statement of the representations or warranties which such Person claims to have been inaccurate, and (iii) containing a statement of the amount of damages claimed and (b) on or before the date which is twenty-one (21) months after the Closing Date, commenced suit in a court of appropriate jurisdiction for breach of such warranty.

ARTICLE 12 - DISCLAIMER; AS-IS CONVEYANCE; DISCHARGE

12.1 Disclaimer. Except for the express representations and warranties of the Operator and Sellers made in this Agreement and in the Seller Conveyancing Documents, the Operator and the Sellers disclaim and shall not be liable for any and all verbal and/or written statements, conversations, representations or information, if any, otherwise made or given by any such Person or any of their respective agents, employees, attorneys or representatives, or the affiliates, successors, or assigns of any of them, or by any other Person or Persons, to Buyer or EAGL, to any agent or employee of Buyer or EAGL, or to any other Person or Persons, with respect to any aspect or feature of the Golf Course Properties or any Associated Property (including any information related to a Golf Course Property’s value, condition, or compliance with laws, the status of any permits or approvals, or the existence or absence of any Hazardous Materials on any Golf Course Property). All such statements, conversations, representations and information, if any, are merged into and superseded by this Agreement, and Buyer and EAGL agree that they shall not be entitled to rely upon any such statements, conversations, representations or information. As used herein, the term “Hazardous Materials” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” regulated under any applicable federal, state or local laws, rules or regulations but, except as expressly provided herein, does not include asbestos.

12.2 As Is Conveyance. Except as expressly set forth in this Agreement and in the Seller Conveyancing Documents, Buyer and EAGL agree on behalf of themselves and their respective designees, successors and assigns that, upon the Closing, any Person to whom any Property shall be conveyed shall conclusively be deemed to have accepted such Property in its then existing condition, “AS IS, WHERE IS AND WITH ALL FAULTS” without representation or warranty of any kind or nature whatsoever and with all faults and problems of any kind and/or nature whatsoever that may then exist, whether the same are of a legal nature, a physical nature, or otherwise and whether they are known or unknown to such Person and whether or not such faults are latent or capable of being discovered at or prior to Closing. Without limiting Sellers’ and Operator’s representations and warranties expressly set forth in this Agreement or in the Seller Conveyancing Documents, Buyer and EAGL further acknowledge that such existing conditions, faults, and problems include or may include (by way of illustration only, and without in any way limiting the generality of the foregoing) the following: (a) any possibility that the construction and/or use of the Property may not be in accordance with applicable statutes, ordinances, rules, regulations, building codes, zoning restrictions, master plan restrictions, or administrative or judicial orders or holdings, whether or not appearing in the public records or in material, if any, supplied to Buyer or EAGL by Seller or Operator, or otherwise; (b) any possibility that construction or other defects may exist in the Property; (c) any possibility that the Property is contaminated with Hazardous Materials; and (d) any possibility that the Leased Equipment is not currently in the condition required under the terms of the applicable Equipment Lease. Without limiting the generality of the foregoing, and further without limiting Sellers’ and Operator’s representations and warranties expressly set forth in this Agreement or in the Seller Conveyancing Documents, Buyer and EAGL acknowledge and agree that they are acquiring the Property to be conveyed to them pursuant to this Agreement based solely on their own evaluation of the Property’s condition and past and future financial performance, that Sellers and Operator own and operate the Golf Course Properties as one of many golf course properties they own and operate, and that Sellers and Operator obtain certain benefits as a result of owning and operating many golf course properties that Buyer and EAGL may or may not be able to obtain. Buyer and EAGL each represents, warrants and acknowledges that it is experienced in the ownership and/or operation of golf course properties, that it is competent to evaluate the physical and operational condition and prospects of the Property, that it has had the opportunity to conduct due diligence on the Property and to satisfy itself as to the condition and quality of operations thereof, and that it has satisfied itself as to such condition and quality of operations.

12.3 Discharge. Buyer and EAGL, on behalf of themselves and their agents, heirs, successors and assigns, each waives, releases, acquits and forever discharges Operator and each Seller, and their respective affiliates, owners, officers, directors, partners, employees, agents and representatives, of and from any and all Claims whatsoever, direct or indirect, known or unknown, foreseen or unforeseen (including but not limited to Claims for cost recovery or contribution under Environmental Laws), which such Person or any of such Person’s heirs, successors, or assigns now has or which may arise in the future on account of or in any way related to or in connection with any past, present or future aspect, feature, characteristic, circumstance or condition relating to, arising out of or in connection with any of the Property. THE FOREGOING WAIVER AND RELEASE SHALL APPLY TO ANY AND ALL SUCH CLAIMS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF OPERATOR OR ANY SELLER AND/OR ANY STRICT LIABILITY. The provisions of this Section 12.3 shall not, however, release or limit Operator or any Seller from their respective obligations under this Agreement or under any of the Seller Conveyancing Documents.

____________________	____________________
BUYER’S INITIALS	EAGL’S INITIALS

ARTICLE 13 - SELLER COVENANTS

13.1 Insurance to Remain in Force Through Closing. Sellers and/or the Operator shall maintain continuously in force through the Closing Date policies of insurance substantially equivalent to those insurance policies in existence as of the Effective Date (except to the extent that, for reasons beyond the reasonable ability of the Sellers and the Operator to control, particular terms of coverage are no longer available at commercially reasonable rates, in which case Sellers and the Operator shall notify the Buyer, promptly after becoming aware thereof, of any such terms of coverage that are no longer available at commercially reasonable rates).

13.2 Maintenance and Operation of Property. Prior to the Closing, the Operator and the Sellers, as applicable, shall operate, maintain and repair the Golf Course Properties in the ordinary course of business and in a manner consistent with past practices. Specifically, and without limiting the foregoing, Operators and Sellers covenant with Buyer and EAGL to perform in all material respects the grassing/seeding and other maintenance programs listed on the attached Schedule 13.2 at the Golf Course Properties at the times specified thereon. The Operator and Sellers shall maintain the physical condition of the Golf Course Properties in substantially their condition and quality at the Effective Date (subject to reasonable wear and tear and damage from condemnation and casualty) and shall maintain substantially the same services and levels of Goods and Inventory at each Golf Course as are maintained on the date hereof, subject to adjustments for seasonality. The Sellers and the Operator may enter into new Contracts in the ordinary course of business in a manner consistent with past practices (which shall be Approved Contracts provided that Seller promptly provides Buyer with copies of any such new Contracts that have a term in excess of one year or that would require aggregate payments by the owner of the applicable Golf Course Property in excess of $10,000); provided, however, that any new Material Contract shall require the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (and, where Sellers advise Buyer that a Material Contract is necessary to make urgent repairs or to respond to exigent circumstances, Buyer agrees to respond to Sellers’ request for approval within two (2) days; in the absence of a contrary response to Sellers’ request for approval within such period, Buyer shall be deemed to have approved the request). Seller shall update Schedule 2.1(A) prior to Closing, which shall be current in all material respects to a date that is as close to the Closing Date as is reasonably practicable. With respect to the matters set forth on Schedule 10.1(g), the Sellers will use their commercially reasonable best efforts to take the actions required under the notices described on such schedule prior to Closing; provided, however, if any such actions that require work to be performed at the Golf Course Properties are not completed prior to Closing the Sellers may choose to either (x) complete all such actions as soon as is reasonably practicable after the Closing but in any event within the time required by the applicable Governmental Authority or (y) if the cost of completion is reasonably ascertainable, credit Buyers for the reasonable costs of completing such corrective action by delivering such amount to the Escrow Holder to be applied towards the Purchase Price. Where actions that cannot reasonably be performed before Closing involve matters such as the filing of notices, the training of staff or other administrative or ministerial matters, Buyer or EAGL will undertake such actions and Sellers shall cooperate in good faith with Buyer or EAGL, as applicable, in connection therewith. In the event Sellers choose to complete the items requiring work at the Golf Course Properties after the Closing, any Claims Buyer may have as a result of Sellers’ failure to complete such items shall in no event be subject to the Deductible, the Sellers’ being liable for the full amount of any such Claims regardless of the Deductible not having been met, and such matters shall not be considered “Known Matters” for which Buyer otherwise would have no right to recover a Claim against Sellers.

13.3 Payment of Bills. Operator and/or Sellers will pay all Sellers Payables, including bills and invoices for labor, goods, materials, services, utility charges, employee salary and benefits and all other charges for goods or services furnished to the Golf Course Properties prior to the Closing Date or as otherwise provided in Section 6.6(k). Notwithstanding anything to the contrary recited herein, in no event shall Sellers delay the payment of any of Sellers Payables that would interfere with or disrupt the operation of the Properties.

13.4 Employees.

(a) The Operator and/or the applicable Sellers shall terminate the employment of all of the employees of all of the Golf Course Properties to be conveyed pursuant to the terms hereof as of the Closing Date, and shall assume responsibility for and shall pay for (as applicable) all employee salaries (including severance benefits) and employment benefits due and owing as of the end of the day prior to the Closing Date, including accrued vacation pay owed to employees of the Golf Course Properties as of the Closing Date. Upon the occurrence of the Closing, the Operator or the applicable Seller shall offer their employees and their dependents COBRA continuation coverage as required by section 4980B of the Internal Revenue Code of 1986, as amended, and sections 601 through 609 of the Employee Retirement Income Security Act of 1974, as amended, to the extent such employees and dependents qualify therefor. Sellers agree to pay, and shall indemnify, defend, and hold harmless Buyer and its affiliates from and against any Claims that are asserted against (including any penalties or costs imposed upon) Buyer or any of its affiliates or any of their respective employees by reason of any failure of Sellers to comply with the continuation health care coverage requirements of the Internal Revenue Code of 1986, as amended (the “Code”), and of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to any current or prior employee of Sellers or any qualified beneficiary of such employee (as defined in the Code) on or prior to the Closing Date.

(b) Sellers shall indemnify Buyer and EAGL, and save Buyer and EAGL harmless from, liability for any Claims of or liabilities to any employee, beneficiary, or other person or entity in connection with any of Sellers’ employee plans (including, any welfare benefit plans) or by reason of any action by Sellers or any of its subsidiaries or other affiliates, or any administrator or fiduciary or other person or entity, with respect to any of Sellers employee plans, whether before, on, or after Closing. Sellers shall be solely liable and responsible for any and all assets, liabilities, and benefits accrued under Sellers qualified pension and savings plans as of Closing. Buyer shall not assume, and Sellers shall indemnify Buyer and save Buyer harmless from, any liability or obligation whatsoever with respect to Sellers pension and savings plans prior to, on, or after Closing.

(c) With respect to COBRA-eligible employees that are terminated by Sellers pursuant to Section 13.4(a) and hired by EAGL pursuant to Section 14.1(a), EAGL unconditionally agrees to pay the full cost of such COBRA coverage by making direct payments when due following receipt of invoices from time to time from the COBRA administrator or administrators designated by Sellers. EAGL shall be responsible for collecting the employees’ portion of the cost thereof through payroll deductions or otherwise. EAGL agrees to indemnify Sellers against all Claims that may arise out of EAGL’s failure to comply with its payment obligation under this Section 13.4(c). Sellers agree to make available to Buyer and EAGL an appropriate employee or agent of Sellers to provide such information as the Person designated by Buyer or EAGL may reasonably request to determine whether there have been any failures by Sellers to comply with the continuation health care requirements of the

Code or ERISA and that could expose Buyer or EAGL to a risk of liability. Sellers further agree to use good faith efforts expeditiously to provide to the Persons designated by Buyer or EAGL all information that such Persons reasonably request to correct any such failures to comply with such continuation health care coverage requirements. Except as provided above, and until such neither Buyer nor EAGL assumes, and Sellers completely retain, any liability for any continuation health care coverage requirements described herein that relate to employees that have a qualifying event on or prior to the Closing Date. Notwithstanding anything to the contrary contained herein, any covenant made in this Section 13.4 by Sellers concerning Sellers’ employees shall be limited to those persons employed at the Golf Course Properties.

13.5 Inventory. Sellers acknowledge that Purchase Price includes payment for Goods and Inventory. Seller agrees to continue to maintain, and to deliver to Buyer at Closing, a level of Goods and Inventory that is consistent in nature, quantity and quality with levels maintained at the Golf Course Properties for the month in which the Closing Date occurs in each of the prior three (3) years.

13.6 Termination of Operating Agreements. Seller and Operator shall deliver the right to possession of the Property to Buyer or EAGL, as applicable, on the Closing Date free and clear of the Operating Agreements, and upon the occurrence of the Closing, Sellers and Operator shall terminate the Operating Agreements effective as of the Closing Date and provide written termination and release agreements in a form reasonably acceptable to Buyer at Closing.

13.7 Efforts to Obtain Consents.

(a) Landlord’s Consents. Subject to the terms of Section 4.2 relating to the transfer of Follow-on Properties at a Follow-on Closing, from the Effective Date through the date (“Consent Cut Off Date”) which is one day before the Closing Date, Sellers shall use commercially reasonable efforts to obtain (a) the Landlord’s Consents for each Leasehold Property (subject to Buyer’s compliance with the provisions of Section 19.14, if applicable), (b) the Las Vegas Consents, and (c) an estoppel letter from each Landlord and the LV Landlord containing substantially the information and scope set forth in Exhibit J with such changes thereto as the applicable Landlord shall reasonably require, provided any material change is subject to Buyer’s approval, which will not be reasonably withheld, conditioned or delayed. The estoppel certificates shall be dated no earlier than thirty (30) days prior to the Closing Date. Alternatively, at Seller’s option, the estoppel provisions may be included in the applicable Landlord’s Consent. If estoppel provisions are included in any requested Landlord’s Consents, each such consent shall be considered validly executed and delivered by a Landlord if it is returned signed but the estoppel provisions are stricken in whole or in part. If a Landlord does not sign a separate estoppel certificate, or if the estoppel provisions are stricken from a Landlord’s Consent in whole or in part, then the terms of Section 6.2(f) shall apply. Notwithstanding the foregoing, if the Landlord is required to provide an estoppel pursuant to the terms of the Lease and Landlord’s revisions to such estoppel or refusal to execute such estoppel are due to a Tenant default, then Buyer shall not be obligated to accept a Tenant Estoppel in lieu thereof, and Buyer shall have the right to treat such Leasehold Property as a Released Property unless (1) the Tenant default is not one that would permit the Landlord to terminate the Lease, (2) Tenant has indemnified Buyer or EAGL, as applicable, against Claims by the Landlord relating to such Tenant default and (3) the amount at issue is less than $100,000 and Seller escrows an amount equal to a reasonable determination of the disputed amount, and such disputed amount shall be released to Landlord six (6) months following Closing unless Landlord releases such Claim in writing prior to the expiration of such six (6) month period.

(b) Post-Closing Attempt to Obtain Landlord’s Consents. Notwithstanding the exclusion of a Released Property because of the failure to obtain a Landlord’s Consent, Sellers shall continue to use good faith efforts to obtain the Landlord’s Consents which were not obtained on or before the Closing Date. If any Landlord’s Consents are obtained during the sixty (60) day period following the Closing Date, then the provisions of Section 4.2(a) shall apply.

13.8 Government Approvals. Without limiting the effect of Section 9.4 with regard to obtaining Government Approvals for the serving of liquor at the Golf Course Properties, Sellers and the Operator agree to use their commercially reasonable best efforts prior to Closing, and, for a reasonable period following Closing, as reasonably requested by Buyer or EAGL, to cooperate with Buyer or EAGL, at the sole cost of Buyer or EAGL, in connection with the transfer or issuance of new Government Approvals necessary for the operation of the Golf Course Properties to Buyer or EAGL, as applicable (or any permitted assignee or designee thereof).

13.9 Litigation, Claims, or Proceedings. In the event a Claim affecting the Golf Course Properties is asserted between the Effective Date and the Closing Date, and if such Claim is not covered by Sellers’ insurance policies or is not included in Sellers Payables, Sellers shall satisfy such Claim or agree in writing to indemnify and hold harmless Buyer and/or EAGL against such Claim and shall furnish Buyer and EAGL with evidence of the satisfaction thereof or with such written indemnification.

13.10 Taxes. The Operator or the applicable Seller will pay prior to delinquency, all sales and use taxes required to be paid by such Person in connection with the operation of the Golf Course Properties prior to the Closing Date. Sellers shall not take or omit to take any action with respect to any Impositions which would prevent Buyer’s performance of its obligations hereunder or impose upon Buyer any obligation not contemplated herein.

13.11 Liens. From the date hereof until Closing, except for Permitted Exceptions, Sellers shall not sell, assign, or create any right, title, or interest whatsoever in or to any of the Golf Course Properties, or create any liens, encumbrance, or charge thereon, without promptly discharging same, unless they are reflected in Sellers Payables and accounted for pursuant to Article 7.

13.12 Mechanic’s Liens. Except to the extent that they are reflected in Sellers Payables and otherwise accounted for pursuant to Article 7, and except for liens incurred as a result of Buyer’s actions, Sellers shall satisfy any and all Claims for mechanic’s or materialmen’s liens for work performed or materials supplied prior to Closing; provided, however, Sellers shall have the right to contest any such Claim so long as a bond is posted by Sellers and/or other procedures reasonably acceptable to the Title Company are followed in order to permit the Title Company to issue the Title Policies without exception taken for such matters.

13.13 Violation of Representations. From the Effective Date until Closing, Sellers shall not knowingly and willfully take any action or omit to take any action which action or omission, to Sellers knowledge, would have the effect of causing any of the representations, warranties, or covenants of Sellers contained in this Agreement to be untrue in any material respect as of the date such action is taken or omitted.

13.14 Golf Course Operating Restrictions. From the Effective Date until Closing, Sellers shall not, except pursuant to existing agreements to which Sellers are bound or other than in accordance with Sellers’ past practices, (i) increase the salary of any employee of Sellers, (ii) create new employment positions or increase the number of employees (except for seasonal staffing increases that are consistent with past practices), (iii) enter into any modifications, replacements or supplements to any existing Membership Documents (excluding immaterial waivers or concessions granted to individual members in the ordinary course of business), or (iv) change the amount of the generally applicable greens fees or cart fees or otherwise alter the pricing structure of the Membership Documents in any material manner. Sellers shall not (i) offer, transfer, or sell any membership for an amount less than the initiation fees as of the Effective Date, if any, (ii) offer memberships or other rights to access the Properties through payment plans which accelerate the amounts which would otherwise be due prior to the Closing Date or reduce or abate amounts which would otherwise be due after the Closing Date, or (iii) offer any new membership sales programs or other rights to access the Properties prior to the Closing Date which utilize Buyer’s trade names, trade marks, or other identifying symbols or mentions the sale of the Properties without the written consent of Buyer. All initiation fees or membership deposits, if any, payable in the ordinary course of business during the period from the Effective Date through the day before the Closing Date, shall be for the account of Sellers.

13.15 Governmental Inquiries. Sellers hereby acknowledge and agree that, subject to the terms of the Site Access Agreements, from the Effective Date to the Closing Date or earlier termination of this Agreement, Buyer may contact any and all federal, state, and local governmental entities, agencies, and departments in order to inquire about and investigate any and all matters relating to the Properties; provided, however, that, other than the Government Authorities and for the purposes listed on the attached Schedule 13.15, Buyer shall first give Sellers notice of any proposed communication with any Governmental Authority, describing in reasonable detail the purpose thereof, and Sellers shall have the right to accompany Buyer or join Buyer in any such communications (including meetings, letters, telephone conferences, emails or other communications) with any Governmental Authority or any employee or official thereof.

13.16 Representations and Warranties of Seller. Between the Effective Date and the Closing Date, Sellers and Operator shall promptly notify Buyer in writing if any such Person acquires, through the individuals listed in Section 10.2, actual knowledge of a fact or condition that causes any of the representations and warranties set forth in Section 10.1 to be untrue in any material respect, and Sellers and the Operator agree to execute a Bringdown Certificate at

Closing, restating those representations and warranties as of the Closing Date and making any changes thereto that may be required to reflect changes in circumstances after the Effective Date.

13.17 Financial Statements. Seller shall request that its independent auditor provide CNL, at CNL’s expense, on or before January 4, 2008, such Financial Statements (as defined herein) as are reasonably required by CNL for purposes of making filings pursuant to applicable securities laws with respect to the performance of the CNL Properties. Seller shall use its commercially reasonable efforts to cooperate with its auditor in the preparation of the Financial Statements (and CNL will pay all of Seller’s external costs in connection therewith, as provided in the Audit Letter Agreement, the terms of which, as modified by this Section 13.17, survive the execution of and Closing under this Agreement and shall not be merged herein). The Audit Letter Agreement is hereby modified to refer to Stub Period Financial Statements for the nine month period ending September 30, 2007 and to extend the date by which Sellers auditors will endeavor to deliver such statements to January 4, 2008. The Financial Statements shall include financial statements for the CNL Properties for the last three (3) years audited by an independent certified public accountant and certified to CNL that such statements have been properly prepared in accordance with GAAP and are true, correct, and complete in all material respects and fairly present the financial performance of the CNL Properties during such period (the “Audited Financial Statements”) as well as unaudited comparative financial statements in accordance with GAAP (the “Stub Period Financial Statements”) for the period from January 1, 2007 to and including September 30, 2007 (the Audited Financial Statements and the Stub Period Financial Statements are collectively referred to herein as the “Financial Statements”), and such Financial Statements shall be updated following the Follow-on Closing to account for Released Properties and Substitute Properties, if applicable conveyed at the Follow-on Closing. If the Closing Date is extended by mutual agreement of the parties to a date after December 31, 2007, or if a Follow-on Closing occurs after that date, the parties will cooperate in good faith to agree to a list of additional financial statements, audited or unaudited, reasonably requested by CNL for purposes of satisfying applicable U.S. Securities and Exchange Commission (“SEC”) regulations in its filings with the SEC, which Sellers shall prepare in a reasonable timeframe to be agreed between the parties. Notwithstanding Section 19.8, it shall not be a default by Sellers hereunder if such Financial Statements are not delivered when anticipated, so long as Seller is making continuous good faith efforts to obtain the same. Sellers shall use best efforts to cause the independent certified public accountant preparing the Financial Statements to consent to the inclusion of such Financing Statements in CNL’s filings with the U.S. Securities Exchange Commission.

13.18 Survival of Covenants. Notwithstanding any provision of this Agreement to the contrary, neither the Operator nor any Seller shall have any liability to Buyer or EAGL, as applicable, or any of their Affiliates, with respect to any Claims based on Known Matters of which Buyer or EAGL, as applicable, has knowledge or notice prior to the Effective Date. If Buyer and/or EAGL, as applicable, first obtains information providing knowledge or notice of Known Matters after the Effective Date but prior to the Closing, and with knowledge or notice of same, nevertheless consummates the transaction contemplated by this Agreement, Buyer and EAGL agree that Sellers (or Operator, as applicable) shall have no liability to Buyer or EAGL or any of their Affiliates with respect to any Claims relating to such Known Matters unless, prior to consummation of the Closing, such party delivers written notice to Sellers (i) setting forth in reasonable detail the Known Matters upon which the Claim is based, (ii) containing a statement of the covenants that Buyer or EAGL, as applicable, claims to have been breached, and (iii) containing a statement of the amount of damages for which Buyer or EAGL, as applicable, believes Sellers or Operator are liable because of such Known Matters (which estimate shall not be binding on Sellers or the Operator). In any event, if, Buyer or EAGL discovers a breach of any covenant of the Operator or Sellers, whether prior to or following the Closing, the Sellers and the Operator shall not be liable, individually or collectively, in connection therewith, unless and until (in addition to the limitations set forth above and in Sections 10.3 and 10.4) the total of all Claims for indemnity or damages with respect to any such breach, combined with any liability under Section 10.4, is reasonably estimated to exceed the Deductible. Known Matters of which Buyer or EAGL are aware as of the Effective Date, or Known Matters of which Buyer or EAGL first become aware after the Effective Date but prior to the Closing and that are not identified in writing by Buyer or EAGL to Sellers prior to consummation of the Closing, shall not form the basis of a Claim and shall not be counted in determining whether the Deductible has been reached. If the Deductible is reached, and except to the extent that Operator or Sellers have cured any matter that might otherwise form the basis of a Claim, then Operator and the applicable Sellers shall be liable for all Claims that are otherwise permitted by and properly asserted under this Section 13.18 and that are based on actual breaches of covenants by Sellers or Operator, and not just all Claims in excess of the Deductible. In no event shall Operator or any Seller be liable to Buyer, EAGL or any of their affiliates, designees, successors or assigns for indirect, special, speculative or punitive damages arising out of or in connection with this Agreement.

ARTICLE 14 - BUYER COVENANTS

14.1 Employment.

(a) In order to promote an orderly transfer of the Golf Course Properties, Buyer and EAGL currently anticipate that EAGL will offer employment to not less than ninety percent (90%) of all employees at the Golf Course Properties (excluding employees who have worked less than six months in the last 12 months and not counting employees who work an average of less than 20 hours per week) at salaries and benefits typically offered by EAGL to its other similarly situated employees It is the understanding and expectation of the parties that the transaction contemplated by this Agreement does not create any liability under the WARN Act (129 U.S.C. § 2101 et seq.). However, to the extent any WARN Act liability (“WARN Act Liability”) arises in connection with the transaction contemplated by this Agreement, such liability shall, as between the Operator and the applicable Sellers, on the one hand, and Buyer and EAGL, on the other hand, be the responsibility of Buyer and EAGL, and Buyer and EAGL hereby agree to indemnify and hold harmless the Operator and Sellers and each of their respective affiliates, directors and officers against such liability for which they are responsible under this Section 14.1. Buyer shall cause EAGL to deliver to the Operator and the Sellers, at least five (5) Business Days before the Closing, a list of the employees who EAGL does not intend to employ immediately after the Closing.

(b) To the extent permitted by Law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule,

and the approval of any insurance carrier, third party provider or the like, which EAGL agrees to use commercially reasonable best efforts to obtain, (1) each General Manager, Regional Director, Superintendent, and Food & Beverage Director employed by Sellers immediately prior to Closing and hired by EAGL on or about the Closing Date, whether pursuant to Section 14.1(a) or otherwise, shall be eligible to enroll in EAGL’s health plan on the first day of the calendar month immediately following the Closing, and (2) all other employees that are eligible for coverage under EAGL’s health plans and that are hired by EAGL pursuant to Section 14.1(a) or otherwise shall be eligible to enroll in EAGL’s health plans on February 1, 2008 (or, if the Closing has not occurred as to one or more Golf Course Properties by that date, then on the first day of the calendar month following the Closing). EAGL will also cause all (A) pre-existing conditions and proof of insurability provisions, for all conditions that all hired employees and their covered dependents have as of the Closing Date, and (B) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived in the case of clause (A) or clause (B) with respect to hired employees to the same extent waived or satisfied under the Sellers’ employee benefit plans. Each employee of Sellers hired by EAGL shall receive service credit for purposes of vacation eligibility.

14.2 LV Partner Consent. The Buyer and Sellers will cooperate in good faith and use reasonable efforts to obtain the LV Partner Consent and the LV Landlord’s Consent; provided that no party shall be required to make any payments to the LV Landlord, the LV Partner or any other Person to obtain such consents (other than the payment of reasonable transaction costs that may be required by any such Person to be reimbursed to it, which costs shall be borne by Sellers in accordance with Section 6.5(a)).

14.3 Buyer/EAGL Cooperation. Buyer and EAGL shall promptly provide such information (including financial information), and take such further actions (including meeting with the Landlords and using commercially reasonable efforts to satisfy the net worth requirement in Section 14.6), as any Landlord or any third party reasonably requests in connection with any Landlord’s or Landlord Lender’s evaluation of whether to approve the assignment of a Lease to Buyer or EAGL or any other third party’s evaluation of whether to give a consent. Buyer shall promptly provide such information, and take such further actions (including the delivery of financial and other information), as the other partner in the Las Vegas Partnership may reasonably request in connection with its evaluation of whether to approve the assignment of the Las Vegas Interest to Buyer.

14.4 Buyer’s and Sellers’ Delivery of Documents. If this Agreement terminates for any reason, then, at Sellers’ request, and as a condition to the return, if required, of all or any portion of the Deposit, Buyer and EAGL shall, within five (5) days after Sellers’ written request therefor, return or destroy, as Sellers may elect, all documents provided to Buyer or any other Due Diligence Parties pursuant to the due diligence activities described in Section 8.1. The provisions of this Section 14.4 shall survive any termination of this Agreement.

14.5 Title Matters. Buyer shall have the right to approve any new encumbrances or exceptions affecting title that arise from and after the Effective Date; provided, however, that Buyer shall not object to or unreasonably withhold or delay its approval of any exceptions or encumbrances affecting title to the Golf Course Properties discovered after the Effective Date if such changes (a) do not have a Material Adverse Effect or (b) are the result of the actions or inactions of Buyer or EAGL. Buyer shall not object to or unreasonably withhold or delay its approval of any changes in the nature or scope of coverage of any Title Policy, if such changes are the result of actions or inactions of Buyer or EAGL.

14.6 Covenants Concerning EAGL. As a condition to Sellers’ obligations under Section 13.7 to use reasonable efforts to obtain Landlord’s Consents to (i) the assignment of leasehold interests in the EAGL Leasehold Properties to EAGL (or, if applicable pursuant to Section 4.3(b), the grant of a Sublease interest therein to EAGL) and (ii) the sublease of the CNL Leasehold Properties to EAGL (and, if applicable, the further sublease to EAGL of any CNL Leasehold Property for which a Sublease is granted pursuant to Section 3.8), Buyer agrees in its agreement with EAGL related to the transactions contemplated by this Agreement to require EAGL to use commercially reasonable efforts to have a net worth of not less than TWENTY MILLION DOLLARS ($20,000,000) at Closing. EAGL agrees to offer a parent guaranty if necessary to obtain a Landlord’s Consent, pursuant to the provisions of Section 19.14. Buyer and EAGL covenant and agree that prior to the Closing Date, no assignment of Buyer’s rights hereunder may be made to EAGL or any affiliate of EAGL. On the Closing Date, Buyer’s rights and obligations with respect to the EAGL Leasehold Properties shall be assigned to and assumed by EAGL, and Buyer’s rights and obligations with respect to the EAGL Fee Properties shall be assigned to and assumed by one or more Approved EAGL Subsidiaries. All of the CNL Properties will be leased or subleased to EAGL on terms that are mutually satisfactory to Buyer and EAGL and, subject to the limitations described in the parenthetical clause in the definition of “Landlord’s Consent,” are acceptable to any applicable Landlords or Landlord’s Lenders (the EAGL Properties and the leases of the CNL Properties are the “Subject EAGL Assets”). Following the Closing, neither EAGL nor any Approved EAGL Subsidiary will assign or transfer any of their right, title or interest in and to any of the Subject EAGL Assets to any Person that is affiliated with EAGL, or under common control with EAGL (each, an “EAGL Entity”), and no such attempted assignment to an EAGL Entity shall be effective, unless each of the following conditions is satisfied: (a) as to an assignment of an EAGL Leasehold Property, the assignment shall be approved by the applicable Landlord and Landlord’s Lenders having an interest in such EAGL Leasehold Property, (b) all EAGL Entities owning any of the Subject EAGL Assets shall be jointly and severally liable for the satisfaction of the Properties Membership Deposit Liabilities, (c) EAGL shall remain liable for the Properties Membership Deposit Liabilities and (d) if the EAGL Entities that own the Subject EAGL Assets are not owned, directly or indirectly by EAGL (i.e., they are owned by a sister entity or a Person that is a direct or indirect parent entity to EAGL), the entity or entities that owns such EAGL Entities shall also be liable for the Properties Membership Deposit Liabilities. Notwithstanding anything herein to the contrary, Sellers acknowledge that EAGL will be the employer of all of the employees at the CNL Properties and the EAGL Properties. Following transfer of the EAGL Properties to EAGL and the Approved EAGL Subsidiaries pursuant to this Section 14.6, EAGL and such Approved EAGL Subsidiaries shall have all of the rights and obligations of the “Buyer” under this Agreement with respect to the Subject EAGL Assets owned by them and, except as provided in Section 5.3, CNL shall have no further obligations with respect thereto. Notwithstanding the foregoing, CNL shall not be released from any liabilities relating to the EAGL Properties to the extent (x) they arise prior to the Closing Date and (y) they expressly survive the Closing pursuant to the terms hereof.

14.7 Environmental Assessments. Buyer and EAGL agree to share with Sellers drafts of all environmental assessments prepared at the request of Buyer or EAGL and to give Sellers an opportunity to review and comment on such environmental assessments before final drafts thereof are prepared, in accordance with the Site Access Agreements. Neither Buyer nor EAGL shall report any environmental condition affecting a Golf Course Property (unless and until they shall have acquired such Golf Course Property), except in accordance with the Site Access Agreements.

14.8 Representations and Warranties of Buyer and EAGL. Between the Effective Date and the Closing Date, Buyer and EAGL shall promptly notify Seller and Operator in writing if Buyer or EAGL acquires actual knowledge of a fact or condition that causes any of the representations and warranties set forth in Sections 11.1, 11.2 or 11.3 , as applicable, to become untrue in any material respect.

ARTICLE 15 - CONDITIONS PRECEDENT TO CLOSE THIS TRANSACTION

15.1 Buyer’s Conditions Precedent. Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing of the following conditions precedent (the “Buyer Conditions Precedent”):

(a) The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction against Sellers or the Operator, and no proceeding shall have been instituted and be pending in which any creditor of the Operator or any Seller seeks to restrain such transactions or otherwise to attach any material part of the Property, provided that any such injunction, order, judgment or proceeding contemplated by this Section 15.1(a) shall not be deemed to include any injunction, order, judgment or proceeding brought by, through, under or against, or as a result of any acts or omissions of, Buyer, EAGL or any person or entity affiliated with Buyer or EAGL.

(b) The representations and warranties contained in Sections 10.1(a), (b), (c), (k) (to the extent relating to Sellers’ ability to convey all or substantially all of the Property) and (l), shall be true and correct as of the Effective Date.

(c) On the Closing Date, neither the Operator nor any Seller shall have filed a petition for relief under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”), nor shall an involuntary petition for relief have been filed against such Person under any Applicable Bankruptcy Law and not been dismissed.

(d) Seller shall have provided the Audited Financial Statements to Buyer on or prior to the Closing Date.

If the Buyer Conditions Precedent are not satisfied as of the Closing Date, Buyer shall have the rights described in Section 17.1.

15.2 Seller’s and Operator’s Conditions. Each Seller’s obligation to consummate the transaction contemplated by this Agreement is subject to the satisfaction or waiver in writing of the following conditions precedent:

(a) The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction, and no proceeding shall have been instituted and be pending in which any creditor of Buyer or EAGL or any other Person seeks to restrain such transactions, provided that any such injunction, order, judgment or proceeding contemplated by this Section 15.2(a) shall not be deemed to include any injunction, order, judgment or proceeding brought by, through or under, or as a result of any acts or omissions of any Seller or any person or entity affiliated with any Seller.

(b) Buyer shall have delivered the entire Purchase Price, as adjusted pursuant to the terms hereof, into Escrow.

(c) All of the representations and warranties of Buyer and EAGL contained in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the scheduled Closing Date.

(d) Buyers and EAGL shall in all material respects have performed or satisfied their covenants obligations hereunder.

(e) On the Closing Date, neither Buyer nor EAGL shall have filed a petition for relief under Applicable Bankruptcy Law, nor shall an involuntary petition for relief have been filed against Buyer or EAGL under any Applicable Bankruptcy Law and not been dismissed.

ARTICLE 16 - DAMAGE AND DESTRUCTION; CONDEMNATION

16.1 Insured Casualty Not Permitting Release. If, prior to the Closing, there is insured damage to or destruction of any part of a Golf Course Property, and if Buyer has not declared the Golf Course Property a Released Property pursuant to Section 4.1(a), the applicable Seller shall, at such Seller’s election, either (i) repair, restore or replace such damaged Golf Course Property in a reasonably good and workmanlike manner to the condition at least as good and useful as that in which it existed prior to such damage or destruction or (ii) provide all insurance proceeds plus any Repair Shortfall to Buyer, in which event Buyer shall acquire (or cause EAGL to acquire) the affected Golf Course Property and make the necessary repairs, restorations and replacements. If, pursuant to the preceding sentence, the applicable Seller elects to repair, restore or replace the Property, but Seller is unable to repair, restore or replace such damage or destruction prior to the Closing Date, the Closing shall occur on the Closing Date, and Seller shall, to the extent it is permitted to do so under its insurance arrangements, deliver to Buyer, through Escrow at the Closing, the balance of any insurance proceeds received by Seller on account of such damage or destruction that have not been applied to the restoration of the Golf Course Property, plus any Repair Shortfall. Any repair, restoration or replacement which Seller desires to perform pursuant to this paragraph and that is reasonably estimated by Seller to cost more than $50,000 shall be subject to Buyer’s prior written approval, which approval Buyer shall not unreasonably withhold, condition or delay. If Seller is unable to repair, restore or replace such damage or destruction prior to the Closing Date, and if Seller is not permitted under its insurance arrangements to deliver the balance of any insurance proceeds received by Seller on account of such damage or destruction, then Seller shall deliver the Property to Buyer or EAGL at Closing and complete such repairs, restoration or replacement on behalf of Buyer or EAGL as soon as is practicable. As used herein, the term “Repair Shortfall” means the lesser of (1) the difference obtained by subtracting the insurance proceeds available on account of the damage or destruction from the reasonable cost to repair, restore or replace the damaged property, as determined by the applicable Seller and Buyer in their reasonable discretion, or (2) One Million Dollars ($1,000,000).

16.2 Insured Casualty Permitting Release. If, prior to the Closing, there is insured damage to or destruction of any part of a Golf Course Property that gives Buyer the right to designate the same as a Released Property pursuant to Section 4.1(a), then Buyer shall make its election under Section 4.1(a) within thirty (30) days after being notified of the occurrence of such damage or destruction (or, if such damage or destruction occurs later than the date that is 30 days prior to Closing, then not later than five (5) days prior to the Closing, to the extent that Buyer’s election is reasonably capable of being made prior to such date). If Buyer fails to make such election by the date specified, the affected Golf Course Property shall not be a Released Property, Buyer shall continue to be obligated to purchase the affected Golf Course Property notwithstanding the damage or destruction, and Section 16.1 shall apply to the repair of, or compensation to Buyer for, the damage or destruction.

16.3 Uninsured Casualty. If, prior to Closing, there is an uninsured casualty which causes damage to or destruction of any part of a Golf Course Property, and if the Golf Course Property is not designated to be a Released Property pursuant to Section 4.1(a), then the applicable Seller may elect to repair, restore or replace such damaged Property in a reasonably good and workmanlike manner to the condition that it was in prior to such damage or destruction, or notify Buyer that Seller elects not to repair, restore or replace such damaged Property. If Seller elects to repair, restore or replace such damaged Property, and Seller is unable to repair, restore or replace such damaged Property prior to the Closing Date, then the Closing shall occur on the Closing Date, and such Seller shall deliver to Buyer, through Escrow at the Closing, an amount reasonably determined by such Seller and Buyer to be reasonably necessary to pay to third parties to complete such repair, restoration or replacement. If such Seller notifies Buyer that such Seller elects not to repair, restore or replace such damaged Property, then, subject to Section 16.5, Seller shall deliver to Buyer, through Escrow at the Closing, an amount reasonably determined by such Seller and Buyer to be reasonably necessary to pay to third parties to repair, restore or replace the damaged Property. Buyer shall make its election under Section 4.1(a) within thirty (30) days after being notified of the occurrence of such damage or destruction (or, if such damage or destruction occurs later than the date that is 30 days prior to Closing, then not later than five (5) days prior to the Closing, to the extent that Buyer’s election is reasonably capable of being made prior to such date). If Buyer fails to make such election by the date specified, the affected Golf Course Property shall not be a Released Property, Buyer shall continue to be obligated to purchase the Golf Course Property and all Associated Property notwithstanding the damage or destruction, and Buyer shall receive a credit against the Purchase Price equal to the reasonable cost to repair, restore or replace the damaged property, as determined by the applicable Seller and Buyer in their reasonable discretion. Any repair, restoration or replacement which the applicable Seller desires to perform pursuant to this paragraph and which is reasonably estimated by the Seller to cost more than $100,000 shall be subject to Buyer’s prior written approval, which approval Buyer shall not unreasonably withhold, condition or delay.

16.4 Condemnation. If a portion of a Golf Course Property is the subject of a governmental taking, condemnation or other exercise of eminent domain that does not render such Golf Course Property unsuitable for its use as a golf course, the Buyer shall be obligated to acquire such Golf Course Property notwithstanding the effects of such action, and the applicable Seller shall, to the extent Seller is entitled thereto, assign all proceeds of the action to the Buyer. If the action is of a nature that would give the Buyer the right to declare the affected Golf Course Property a Released Property, Buyer shall make that election within the earlier of thirty (30) days after receipt of notice of such action. If Buyer fails to make such election by the date specified, the affected Golf Course Property shall not be a Released Property, Buyer shall continue to be obligated to purchase the Golf Course Property and all Associated Property notwithstanding such action, and there shall be no adjustment to the Purchase Price relating thereto.

16.5 Limit of Repair Costs. Notwithstanding any provision of this Article 16 to the contrary, the aggregate liability of Sellers in connection with all insured and uninsured casualties prior to Closing (including liability evidenced by a credit against the Purchase Price) in excess of insurance proceeds, shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Repair Costs Cap”). In the event any Property experiences a casualty or condemnation prior to Closing, whether insured or uninsured, for which Sellers are not obligated to repair (or to credit the reasonable repair costs against the Purchase Price) due to the fact that the Repair Costs Cap had been exceeded, then Buyer shall have the right to (a) elect to treat such Property as a Released Property regardless of whether such casualty or condemnation would result in a Material Adverse Effect, unless Seller elects to repair such Property or provide such a credit against the Purchase Price or (b) elect to acquire the Property without an adjustment to the Purchase Price for such casualty or condemnation.

ARTICLE 17 - DEFAULTS; CANCELLATION OF ESCROW

17.1 Default Remedies of Buyer.

(a) If a Seller Default exists on the Closing Date, Buyer’s sole rights with respect to such failure shall be to (1) waive such condition in writing (in which case this Agreement shall continue in full force and effect and Buyer shall have no further rights or remedies in connection with the facts or circumstances which caused such Seller Default), (2) pursue an action for specific performance, but only if Buyer properly files with a court of competent jurisdiction a complaint for specific performance within 45 days after the scheduled Closing Date, or (3) provided that the notice and cure procedures described in Section 17.1(b) as to a Seller Default have been followed, cancel the Escrow by written notice to Sellers and, subject to the limitations set forth in Section 17.1(f), pursue an action for damages against Sellers. Upon cancellation of the Escrow pursuant to this Section 17.1(a), the Deposit shall be returned to Buyer and, except for (i) the right in the foregoing sentence to pursue an action for damages and (ii) liability with respect to the Buyer Surviving Obligations and the Seller Surviving Obligations, the parties shall have no further rights or obligations under this Agreement.

(b) Buyer shall provide written notice to Sellers of any fact, circumstance or condition that would give it the right to cancel the Escrow under this Section 17.1. Sellers shall have ten (10) Business Days to cure any such default (and if such cure period will not expire prior to the date established as the Closing Date, the Closing Date shall automatically be extended to the Business Day immediately following the day on which the cure period expires. If Sellers are unable to cause such condition to be satisfied within such ten (10) Business Day period, then Buyer shall have the rights set forth in Section 17.1(a).

(c) If, as of the Closing Date, the condition precedent to Buyer’s obligations described in Section 15.1(a) or 15.1(c) is not satisfied, Buyer’s sole rights with respect to such failure of condition shall be to (1) waive such condition in writing (in which case this Agreement shall continue in full force and effect and Buyer shall have no further rights or remedies in connection with the facts or circumstances which caused such condition to be unsatisfied) or (2) cancel the Escrow by written notice to Sellers and, subject to the limitations set forth in Section 17.1(f), pursue an action for damages against Sellers. Upon cancellation of Escrow pursuant to this Section 17.1(c), the Deposit shall be returned to Buyer and except for (i) the right in the foregoing sentence to pursue an action for damages and (ii) liability with respect to the Buyer Surviving Obligations and the Seller Surviving Obligations, the parties shall have no further rights or obligations under this Agreement.

(d) If, as of the Closing Date, a Property Default exists with respect to one or more Golf Course Properties, including a Property Default that relates to a breach of the Sellers’ representations and warranties in Section 10.1(d) through (k) or 10.1(m) through (bb) with respect to any Golf Course Properties, Buyer shall have the right to (1) waive such condition in writing (in which case this Agreement shall continue in full force and effect and Buyer shall have no further rights or remedies in connection with the facts or circumstances which caused such Seller Default), (2) pursue an action for specific performance, but only if Buyer properly files, with a court of competent jurisdiction, a complaint for specific performance within forty-five (45) days after the scheduled Closing Date, or (3) declare the affected Golf Course Property to be a Released Property and, if such Property Default is due to the willful breach by a Seller of its covenants hereunder, to pursue an action for damages against Seller subject to the limitations set forth in Section 17.1(f). Buyer shall not have the right to cancel the Escrow because of a Property Default that affects one or more Golf Course Properties but not all or substantially all of the Property.

(e) EAGL acknowledges and agrees that it shall have no rights if the Closing fails to occur for any reason, all of EAGL’s rights hereunder in respect of the Property being conditioned upon the occurrence of the Closing (following which EAGL shall have those rights and obligations of Buyer that are specifically assigned to it pursuant to this Agreement).

(f) Buyer agrees that the combined liability of the Sellers and the Operator for damages under Section 17.1(a), 17.1(c) and 17.1(d), regardless of the amount of any judgment or decision, shall be limited to the sum of (a) Buyer’s reasonable documented costs incurred in connection with the negotiation of this Agreement and Buyer’s due diligence activities relating to the Golf Course Properties and the transactions contemplated herein including, reasonable attorneys fees of Buyer and EAGL and third-party costs and expenses, not to exceed Million and No/100 Dollars ($3,000,000) in the aggregate and (b) Three Million and No/100 Dollars ($3,000,000.00) in additional damages.

(g) If Buyer cancels the Escrow due to a Seller Default of the kind that permits a cancellation of the Escrow pursuant to this Section 17.1, then all costs of the Escrow shall be paid by Seller.

17.2 Default Remedies of Sellers.

(a) If a Buyer Default exists on the Closing Date, Sellers’ sole rights with respect to such failure shall be to (1) waive such condition in writing (in which case this Agreement shall continue in full force and effect and Seller shall have no further rights or remedies in connection with the facts or circumstances which caused such Buyer Default), or (2) provided the notice and cure procedures described in Section 17.2(b) have been followed, if applicable, to cancel the Escrow by written notice to Buyer and Escrow Holder, in which case the Escrow Agent shall deliver the Deposit to Seller and the parties shall have no further rights or obligations under this Agreement (other than the Buyer Surviving Obligations and the Seller Surviving Obligations).

(b) If the failure of condition relates to a Buyer Default under Section 15.2(c) or Section 15.2(d), Sellers shall give the Buyer’s notice thereof and Buyer shall have ten (10) Business Days to cure any such default, including by performing or by causing to be performed EAGL’s covenants hereunder. If such cure period will not expire prior to the date established as the Closing Date, then the Closing Date shall automatically be extended to the Business Day immediately following the day on which the cure period expires. If Buyer is unable to cause such condition to be satisfied within such ten (10) Business Day period and the Closing cannot occur due to an uncured Buyer Default, then Seller shall have the right to cancel the Escrow described in Section 17.2(a) above and to receive the Deposit as liquidated damages.

(c) If Sellers cancel the Escrow under this Section 17.2, all costs of the Escrow shall be paid by Buyer, and the Deposit shall be paid to Sellers.

17.3 Return of Documents. Upon any cancellation of the Escrow, Escrow Holder shall return all instruments and documents deposited with Escrow Holder to the parties who deposited the same.

ARTICLE 18 - LIQUIDATED DAMAGES

BUYER, THE OPERATOR AND SELLERS ACKNOWLEDGE AND AGREE THAT, IN THE EVENT BUYER DEFAULTS UNDER THIS AGREEMENT, THE

OPERATOR AND SELLERS WILL SUFFER DAMAGES IN AN AMOUNT WHICH WILL BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN. BUYER, THE OPERATOR AND SELLERS, AFTER DUE NEGOTIATION, ACKNOWLEDGE AND AGREE THAT THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH THE OPERATOR AND SELLERS WILL SUSTAIN IN THE EVENT OF SUCH A DEFAULT BY BUYER. BUYER, THE OPERATOR AND SELLERS AGREE THAT THE SOLE AND EXCLUSIVE REMEDY OF SELLERS AND THE OPERATOR (EXCEPT FOR ANY REMEDY AVAILABLE IN RESPECT OF ANY FAILURE BY BUYER TO PERFORM ANY OF BUYER SURVIVING OBLIGATIONS) IN THE EVENT OF A BUYER DEFAULT SHALL BE THE RIGHT TO TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO BUYER AND ESCROW HOLDER, CANCEL THE ESCROW, AND RECEIVE AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. FOLLOWING TERMINATION OF THIS AGREEMENT, CANCELLATION OF THE ESCROW, AND THE PAYMENT OF THE DEPOSIT TO THE SELLERS PURSUANT TO THIS ARTICLE 18, EXCEPT FOR ANY OF BUYER SURVIVING OBLIGATIONS, ALL OF THE RIGHTS AND OBLIGATIONS OF BUYER, SELLERS AND THE OPERATOR UNDER THIS AGREEMENT SHALL BE TERMINATED. BUYER, SELLERS AND THE OPERATOR ACKNOWLEDGE THAT EACH OF THEM HAS READ AND UNDERSTANDS THE TERMS AND PROVISIONS OF THIS ARTICLE 18, AND BY THEIR INITIALS IMMEDIATELY BELOW THEY AGREE TO BE BOUND BY THESE TERMS AND PROVISIONS.

SELLER’S	OPERATOR’S	BUYER’S
INITIALS	INITIALS	INITIALS

ARTICLE 19 - MISCELLANEOUS

19.1 Indemnity.

(a) Seller’s Indemnity. Subject to the occurrence of the Closing, each Seller shall indemnify, protect, defend and hold harmless Buyer, EAGL, and their respective owners, officers, directors, partners, employees and agents from and against (i) subject to Sections 10.4 and 13.18, Claims relating to such Seller’s breach of any of its representations, warranties or covenants hereunder, (ii) Claims brought by a third party against Buyer, EAGL or such other indemnified Persons relating to the ownership, use, maintenance or operation of the applicable Golf Course Property prior to the Closing Date, including those litigation matters disclosed on Schedule 10.1(h), and/or (iii) Claims under or arising from the Contracts and/or Leases, except for Claims under the Approved Contracts and/or Leases and attributable to the period from and after the Closing. The foregoing indemnification applies only to Claims relating to the period prior to Closing and does not apply to the extent Claims result from any act or omission of Buyer, EAGL or any agent, employee, representative or contractor thereof. Notwithstanding the foregoing, any Claim that is asserted after the Closing by a member relating to its rights or alleged rights under the Membership Documents shall be the responsibility of EAGL (and, to the extent required by Section 5.3, of CNL) and shall not be covered by the foregoing indemnity, except for Claims that are asserted by a member prior to the Closing, which shall be the responsibility of the Sellers.

(b) Buyer’s Indemnity. Subject to the occurrence of the Closing, Buyer shall indemnify, protect, defend and hold harmless Sellers and the Operator and their respective affiliates, owners, officers, directors, partners, employees and agents from and against all Claims relating to (i) Buyer’s breach of a representation, warranty or covenant hereunder, (ii) the ownership, use, operation, maintenance and improvement of any of the CNL Properties on or after the Closing Date, (iii) the Approved Contracts relating to the CNL Properties (but excluding Claims under Approved Contracts that result from a breach, other than a breach resulting from the failure to obtain any required Consent, of the Approved Contracts by Sellers or Operator prior to the Closing) and/or (iv) WARN Act Liability relating to CNL Properties.

(c) EAGL’s Indemnity. Subject to the occurrence of the Closing, EAGL shall indemnify, protect, defend and hold harmless Sellers and the Operator and their respective affiliates, owners, officers, directors, partners, employees and agents from and against all Claims relating to (i) EAGL’s breach of a representation, warranty or covenant hereunder, (ii) the ownership, use, maintenance and improvement of any of the EAGL Properties or the operation of any of the Golf Course Properties on or after the Closing Date, (iii) the Approved Contracts relating to the EAGL Properties (but excluding Claims under Approved Contracts that result from a breach, other than a breach resulting from the failure to obtain any required Consent, of the Approved Contracts by Sellers or Operator prior to the Closing) and/or (iv) WARN Act liability relating to EAGL Properties.

19.2 Addresses for Notices. All notices, demands, requests or replies (collectively, the “Notices”) provided for or permitted by this Agreement shall be in writing and may be delivered by any one of the following methods: (a) by personal delivery; (b) by deposit with the United States Postal Service as certified or registered mail, return receipt requested, postage prepaid to the addresses stated below; (c) by prepaid deposit with an overnight express delivery service; or (d) by means of electronic facsimile transmission. Notice deposited with the United States Postal Service in the manner described above shall be deemed effective three (3) Business Days after deposit with the Postal Service. Notice by overnight express delivery service shall be deemed effective one (1) Business Day after deposit with the express delivery service. Notice by personal delivery shall be deemed effective at the time of personal delivery. Notice by fax shall be deemed effective at the time the fax transmission is confirmed to have been received by the recipient.

For purpose of Notices, the address of Buyer is:

BUYER:

CNL Income Partners, LP

450 South Orange Avenue, 12th Floor

Orlando, Florida 32801

Attention: Tammie A. Quinlan, Chief Financial Officer

Amy Sinelli, Senior Vice President and Corporate Counsel

Facsimile: (407) 540-2544

EAGL:

Evergreen Alliance Golf Limited, L.P.

4851 LBJ Freeway, Suite 600

Dallas, Texas 75244

Attn: Robert H. Williams, Chief Executive Officer

Joe Munsch, President

Lynn Marie Mallery, Vice President and General Counsel

Facsimile: (214) 722-6052

With a copy to:	with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 N. Eola Drive Orlando, Florida 32801 Attention: William T. Dymond, Esq. Facsimile: (407) 843-4444	The Addison Law Firm 14901 Quorum Drive, Suite 650 Dallas, Texas 75254 Attn: Randolph D. Addison, Esq. Facsimile: (972) 960-7719

For purpose of Notices, the address of the Sellers and the Operator is:

National Golf Properties, LLC 2951 28th Street, Suite 3001 Santa Monica, California 90405 Telephone No.: (310) 664 4100 Fax No.: (310) 664 6170 Attention: Mr. Paul W. Major President

American Golf Corporation

2951 28th Street, Suite 3000

Santa Monica, California 90405

Telephone No.: (310) 664-4000

Fax No.: (310) 664-6165

Attention:    Mark J. Friedman, Esq.

                     Senior VP and General Counsel

With a copy to:

Hogan & Hartson, LLP Columbia Square 555 Thirteenth Street, N.W. Washington, DC 20004-1109 Telephone No.: (202) 637-5600 Fax No.: (202) 637-5910 Attention: J. Warren Gorrell, Jr.

19.3 Confidentiality. Each of the parties agrees to keep the terms and provisions of this Agreement as strictly confidential in accordance with the existing non-disclosure agreement and agree that they shall not disclose such information or the terms and provisions hereof to any Person (other than to their respective counsel, shareholders, directors, lenders or prospective lenders, advisors, consultants or employees who have a need to know of such information and have been instructed to maintain the confidentiality thereof) or otherwise as required by applicable law or already in the public domain or public disclosure obligations as are required by the U.S. Securities Exchange Commission. Sellers, CNL and EAGL acknowledge and agree that the terms and provisions of this paragraph shall be binding on the parties and shall survive the Closing or other termination of this Agreement. No party shall have the right to make a public announcement or disclosure regarding the transactions described in this Agreement without the prior approval of the other parties. Sellers, CNL and EAGL shall approve the timing, form and substance of any such public announcement or disclosure, which approval shall not be unreasonably withheld, conditioned or delayed, except if a party is required to make a public announcement or disclosure under applicable law, in which case no such approval by the other party shall be required (but the other party shall be given a copy of such announcement or disclosure and the opportunity to comment on it as soon as reasonably practicable before such announcement or disclosure is required to be made).

19.4 Other Documents. Sellers, Operator, Buyer and EAGL agree that they will, at any time and from time to time after the Closing, upon the request of any other party, execute, acknowledge, and deliver all such further deeds, assignments, transfers, advances, and other documents as may be reasonably required for the effective transfer of all of the Property as provided herein.

19.5 Amendments in Writing. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and signed by all parties purported to be bound thereby.

19.6 Entire Agreement. Except as provided in Section 13.17 with respect to the Audit Letter Agreement, and except for the Site Access Agreements, this Agreement represents the entire agreement between the parties and incorporates all prior agreements and understandings relating to the Golf Course Properties, and no previous agreement or understanding, verbal or written, of the parties or any of their agents shall be binding or enforceable, unless specifically incorporated in this Agreement.

19.7 No Presumption Regarding Drafter. Sellers, Operator, Buyer and EAGL acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between Sellers, Operator, Buyer and EAGL, and that this Agreement reflects their mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, it would not be appropriate to deem any party to be the drafter of this Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

19.8 Time of the Essence. Time is of the essence of this Agreement (including as to the Closing Date or the date of the Follow-on Closing). The parties understand that the time for performance of each obligation under this Agreement has been the subject of negotiation by the parties.

19.9 Invalidity of any Provision. If any agreement, condition, obligation, covenant, warranty or other provision of this Agreement shall be determined to be unenforceable, invalid, or void, such determination shall not affect, impair, invalidate or render unenforceable any other agreement, condition, obligation, covenant, warranty, or other provision of this Agreement.

19.10 Counterparts. This Agreement and any amendment may be executed in counterparts, and upon all counterparts being so executed, each counterpart shall be considered as an original and all counterparts shall be considered as one agreement.

19.11 Brokers’ Commissions. Buyer and EAGL represent and warrant to Sellers and Operator that Buyer and EAGL have not engaged or dealt with any broker, finder, or agent in connection with this Agreement or the transactions contemplated hereby. Buyer and EAGL shall indemnify, defend and hold harmless Sellers and Operator from and against any and all Claims, arising out of or in connection with any claim or demand by a person or entity for any broker’s, finder’s, or other commission or fee in connection with this Agreement arising out of any act or omission of Buyer or EAGL. Sellers and Operator shall indemnify, defend and hold harmless Buyer and EAGL from and against any and all Claims in connection with any claim or demand by a person or entity for any broker’s, finder’s, or other commission or fee in connection with this Agreement arising out of any act or omission of Sellers or Operator.

19.12 Attorneys’ Fees. In the event of a dispute in connection with this Agreement involving the non-performance by a party of its obligations hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees and all other expenses reasonably incurred in connection with such dispute, whether or not litigation is commenced, in addition to all other relief to which the party is entitled. If the successful party recovers judgment in any legal action or proceeding, the attorneys’ fees and all other expenses of litigation shall be included in and made part of any such judgment.

19.13 Applicable Law. The laws of the State of Delaware (not including the choice of law provisions thereof) shall be applied in interpreting and enforcing this Agreement.

19.14 Assignment by Buyer; Successors and Assigns. Buyer shall have the right to assign Buyer’s right to acquire the Golf Course Properties and other Property under this Agreement to a wholly owned subsidiary of Buyer, provided that: (i) Buyer shall give written notice to Sellers of such assignment at least fifteen (15) Business Days prior to the Closing; (ii) Buyer shall not be released from liability under this Agreement; (iii) the assignee is approved in advance and in writing by each applicable Landlord or Landlord’s Lender; and (iv) if required by a Landlord or Landlord’s Lender in connection with their respective Landlord’s Consents, and subject to the provisions below, Buyer shall provide a guaranty of the applicable subsidiary’s obligations under the Lease in a form reasonably acceptable to Buyer. Buyer and EAGL agree to make representatives available for all meetings with Landlords concerning requests for Landlord’s Consents and estoppels. The parties shall cooperate in setting meetings with Landlords and in providing such information as Landlords may request concerning the financial condition, operations and experience of those affiliates of Buyer and EAGL that are designated to assume the Tenant’s obligations under the Lease. Requests for Landlord’s Consents shall initially be made without offering a guaranty of the new Tenant’s parent company. However, if the applicable Landlord’s response to a request for a Landlord’s Consent indicates that the Landlord does not find the proposed Tenant’s financial condition acceptable, Buyer or EAGL, as applicable, agree to offer the Landlord a guaranty by such party’s parent company (or such affiliate thereof as the Landlord may accept) of those obligations of the Tenant under the Lease that arise from and after the Closing Date. The form of guaranty shall be reasonably acceptable to Buyer and shall in no event obligate the guarantor thereunder to guaranty any obligations other than those obligations of the Tenant under the applicable Lease arising from and after the date of assignment. A Landlord’s Consent shall not be deemed to have been refused or otherwise unavailable for purposes of Sections 4.1(d) or (e) unless a guaranty of the applicable Tenant’s parent company (or an affiliate acceptable to the Landlord) in the manner, scope and form set forth hereinabove shall have been offered to the Landlord and refused. It is understood and agreed that under no circumstances shall CNL be obligated to provide a parent entity guaranty with respect to any EAGL Leasehold Property and EAGL shall not be obligated to provide a parent entity guaranty with respect to any CNL Leasehold Property. For purposes hereof, with respect to CNL, a “parent company guaranty” shall be deemed to mean a guaranty from CNL Income Partners, LP (“CIP Partners”) or such other subsidiary of CIP Partners that is acceptable to CNL and the applicable Landlord; it being understood and agreed that if a guaranty from a subsidiary of CIP Partners proposed by CNL is not acceptable to a Landlord, CNL shall be obligated to offer the required guaranty from CIP Partners. For purposes hereof, with respect to EAGL, a “parent company guaranty” shall be deemed to mean a guaranty from Premier Golf Management, Inc. (“PGMI”) or such other subsidiary of PGMI that is acceptable to PGMI and the applicable Landlord; it being understood and agreed that if a guaranty from a subsidiary of PGMI proposed by EAGL is not acceptable to a Landlord, EAGL shall be obligated to offer the required guaranty from PGMI. Except as provided in this Section 19.14, Buyer shall not have the right to assign this Agreement without the prior written consent of Sellers, Operator, each applicable Landlord and each applicable Landlord’s Lender, and any such assignment or attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, Buyer shall have the right to assign its right to acquire the EAGL Properties to EAGL or an Approved EAGL Subsidiary, if the covenants contained in Section 14.6 have been satisfied and if all necessary Landlord’s Consents have been obtained.

19.15 Excluded Property. In the event that, following the Closing, Buyer or EAGL discover that any property that is or should have been Excluded Property remains at a Golf Course Property or in the possession of the employees or managers of a Golf Course Property, such Person shall notify the Sellers thereof, providing a description of such Excluded Property. Sellers shall have the option of (i) requesting that Buyer or EAGL return the Excluded Property to Sellers or (ii) requesting that the Excluded Property be destroyed, and Buyer and EAGL will carry out Sellers’ request at Sellers’ cost and expense.

19.16 No Third Party Beneficiaries. This Agreement is for the benefit of Seller, Operator and Buyer only, and is not for the benefit of any other person or entity (including, unless the partial assignment occurs, EAGL). Without limiting the generality of the preceding sentence, the parties hereto agree that there are no third party beneficiaries of this Agreement.

19.17 Jury Trial Waiver. BUYER, SELLER, EAGL AND OPERATOR EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PROPERTY OR THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.

19.18 Resolving Disputes. If a dispute arises between the parties relating to this Agreement or any of the rights or obligations of the parties hereunder, the parties agree that, before any legal action is commenced concerning such dispute, the parties will first use their good faith efforts to resolve the dispute pursuant to the following procedures:

(a) The party that wishes to initiate the procedures under this Section (the “Initiating Party”) shall provide a written notice to the other party or parties to the dispute (the “Responding Parties”) describing in reasonable detail (a) the issues under dispute and (b) the Initiating Party’s position with respect to such issues, including a description of the outcome that the Initiating Party is seeking (the “Dispute Notice”). Each Dispute Notice shall make clear reference to this Agreement and shall bear a conspicuous legend on the first page thereof stating: THE DISPUTE DESCRIBED HEREIN IS SUBJECT TO RESOLUTION PURSUANT TO SECTION 19.18 OF THE AGREEMENT DESCRIBED BELOW.

(b) Within fifteen (15) days after receipt of the Dispute Notice, the Responding Parties shall deliver to the Initiating Party a written response (which may be more than one response if there is more than one Responding Party) describing (x) the Responding Party’s position with regard to the issues described in the Dispute Notice and (y) the Responding Parties’ proposed resolution of the dispute (the “Response Notice”).

(c) Within ten (10) days after delivery of the Response Notice, the parties shall each designate a representative, in a written notice to the other parties, who shall be an executive of such party who has the authority to resolve the dispute. The appointed representatives shall meet (in person or by telephone) within ten (10) days after the last of them has been designated and shall, over the succeeding period of thirty (30) days, endeavor in good faith to reach a mutually acceptable resolution of the dispute. Any resolution shall be agreed to in writing and signed by the parties to the dispute.

(d) If the dispute cannot be resolved by the end of such thirty (30) day period, the parties shall be free to exercise any rights they may have under applicable law with regard to the dispute.

(e) No new matters may be added to any dispute to which these procedures apply unless the procedures are followed with respect to such new matters, including any necessary extensions of the time for responding to such new issues or for resolving the dispute.

19.19 Transition. The parties agree to cooperate with each other to effect an orderly transition of management and operations from Sellers to Buyer and/or EAGL, including participating in meetings with employees, phasing-in and phasing-out applicable payroll, accounting, inventory management and other systems, responding to inquiries from members, customers or employees, and taking such other actions as any party may reasonably request of another party to assure an orderly change of control.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Date of Agreement.

AMERICAN GOLF CORPORATION, A California corporation

By:	/s/ Paul Major
Name: Paul Major
Title: President

NGP REALTY SUB, LP, a Delaware limited partnership

By: NGP Realty Sub GP, LLC, a Delaware limited liability company

By:	/s/ Paul Major
Name: Paul Major
Title: President

SHANDIN HILLS GOLF CLUB, A California corporation

By:	/s/ Paul Major
Name: Paul Major
Title: President

GOLF ENTERPRISES, INC., A Kansas corporation

By:	/s/ Paul Major
Name: Paul Major
Title: President

[Continued signature pages to Purchase and Sale Agreement]

CNL INCOME PARTNERS, LP

By:	CNL Income GP Corp., its General Partner

By:	/s/ Amy Sinelli
Name: Amy Sinelli
Title: Senior Vice President

EVERGREEN ALLIANCE GOLF LIMITED, LP

By:	Premier Golf EAGL GP, LLC, its General Partner

By:	/s/ Joe R. Munsah
Name: Joe R. Munsah
Title: V. President

PREMIER GOLF MANAGEMENT, INC.

By:	/s/ Lynn Marie Mallery
Name: Lynn Marie Mallery
Title: V. P.

Exhibit A

Index of Defined Terms

Acquisition	Recitals
AGC	Preamble
Agreement	Preamble
Applicable Bankruptcy Law	Section 15.1(c)
Approved Contracts	Section 9.3
Assignment of Contracts	Section 6.2(i)
Assignment of Membership Documents	Section 6.2(j)
Assignment of Rights Against Trust	Section 6.2(k)
Assignment of Water Documents	Section 6.2(l)
Associated Property	Article 1
Audited Financial Statements	Section 13.17
Bills of Sale	Section 6.2(g)
Buyer	Preamble
Buyer Conditions Precedent	Section 15.1
cash	Section 5.1(b)
Closing	Section 6.1
Closing Date	Section 6.1
Closing Documents	Section 6.4
CNL	Preamble
CNL Fee Property	Recitals
CNL Leasehold Property	Recitals
CNL Membership Deposit Indemnity	Section 5.3(b)
Code	Section 13.4(a)
Commitments	Section 7.1
Consent Cut Off Date	Section 13.7(a)
Consents	Section 10.1(a)
Course Names	Section 3.5
Deductible	Section 10.4
Deeds	Section 6.2(a)
Deposit	Section 5.1(a)
Deposit Refund List	Section 10.1(z)
Dispute Notice	Section 19.18(a)
Due Diligence Materials	Section 8.1(a)
Due Diligence Parties	Section 8.1(a)
EAGL	Preamble
EAGL Entity	Section 14.6
EAGL Fee Property	Recitals
EAGL Leasehold Property	Recitals
EAGL Parent	Preamble
Effective Date	Preamble
Equipment Lease	Section 3.7(a)
Equipment Lease Documentation Date	Section 3.7(b)
ERISA	Section 13.4(a)

Escrow	Section 6.1, Section 5.1(a)
Escrow Holder	Section 5.1(a)
Escrow Opening Date	Section 6.1
Excluded Property	Section 3.6
Financial Statements	Section 13.17
Follow-on Closing	Section 4.2(a), Section 4.2
Follow-on Deposit	Section 4.2(e)
Follow-on Property	Section 4.2(a)
Hazardous Materials	Section 12.1
Impositions	Section 6.6(a)
Income Tax	Section 6.6(i)
Initiating Party	Section 19.18(a)
Intangible Personal Property	Section 3.5
Interim Management Agreement	Section 9.4(e)
Interim Policies	Section 6.4(e)
knowledge of Sellers	Section 10.2
Las Vegas Assignment	Section 6.2(b)
Las Vegas Consents	Section 4.1(c)
Las Vegas GC	Recitals
Lease Assignments	Section 6.2(c)
Leased Equipment	Section 3.7(a)
Leased Equipment Election Date	Section 3.7(b)
NGP	Preamble
Notices	Section 19.2
party	Section 2.1
Properties Membership Deposit Liabilities	Section 5.3(a)
Property	Section 3.9
Purchase Price	Article 5
Released Property	Section 4.1
Repair Costs Cap	Section 16.5
Repair Shortfall	Section 16.1
Responding Parties	Section 19.18(a)
Response Notice	Section 19.18(b)
Same-Market Property	Section 4.1(g)
SEC	Section 13.17
Sellers’ Ownership Income Tax Liability	Section 6.6(i)
Sellers’ Tax Liability Period	Section 6.6(i)
Site Access Agreements	Section 9.1
Statement of Adjustments	Section 6.6(l)
Stub Period Financial Statements	Section 13.17
Subject EAGL Assets	Section 14.6
Sublease	Section 3.8
Substitute Leasehold Property	Section 4.3(a)
Table A	Recitals
Table B	Recitals
Table C	Recitals

Table D	Recitals
Take-out Election	Section 3.7(b)
Tangible Personal Property	Section 3.4
Tenant Estoppel	Section 6.2(f)
Third-Party Owner/Operator	Section 5.3(c)
Title Company	Section 7.1
Title Policies	Section 7.1
WARN Act Liability	Section 14.1(a)